Exhibit 10.58

Execution Version

SECOND AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT

Dated as of January 30, 2004

among

NC CAPITAL CORPORATION,

as a Borrower

NEW CENTURY MORTGAGE CORPORATION,

as a Borrower

MORGAN STANLEY BANK,

as a Lender

and

MORGAN STANLEY MORTGAGE CAPITAL INC.,

as a Lender and as the Agent

-ii-

-iii-

-iv-

SCHEDULES

Schedule 1	Representations and Warranties re: Mortgage Loans

Schedule 2	Filing Jurisdictions and Offices

Schedule 3	Subsidiaries

Schedule 4	Lender Commitments

EXHIBITS

Exhibit A	Form of Promissory Note

Exhibit B	Form of Custodial Agreement

Exhibit C-1	Form of Opinion of In-House Counsel to the Borrowers and the Guarantor

Exhibit C-2	Form of Opinion of Outside Counsel to the Borrowers and the Guarantor

Exhibit D	Form of Request for Borrowing

Exhibit E-1	Form of Borrower’s Release Letter

Exhibit E-2	Form of Warehouse Lender’s Release Letter

Exhibit F	Underwriting Guidelines

Exhibit G	Form of Servicer Notice

Exhibit H	Form of New Century Guaranty

Exhibit I	Form of Assignment and Acceptance

Exhibit J	Form of Amendment to Control Agreement

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SECOND AMENDED AND RESTATED

MASTER LOAN AND SECURITY AGREEMENT

SECOND AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT, dated as of January 30, 2004 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Loan Agreement”), among NC CAPITAL CORPORATION, a California corporation (“NC Capital”), NEW CENTURY MORTGAGE CORPORATION, a California corporation (“New Century”), (New Century, together with NC Capital, each a “Borrower” and collectively, the “Borrowers”), MORGAN STANLEY BANK, a Utah industrial loan corporation (“MSB”), as a lender (a “Lender”), and MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation (“MSMCI”), as a lender (a “Lender”, in such capacity, together with MSB, collectively, the “Lenders”) and as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

The Borrowers and MSMCI are parties to that certain Amended and Restated Master Loan and Security Agreement, dated as of June 20, 2003 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Loan Agreement”).

The Borrowers have requested that the Lenders from time to time make, or continue to make, as applicable, revolving credit loans to the Borrowers to finance certain residential mortgage loans owned by the Borrowers and the Lenders are prepared to make, or continue to make, such loans, as applicable, upon the terms and conditions hereof.

NOW, THEREFORE, the Borrowers and the Lenders hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, the receipt and sufficiency of which is hereby acknowledged, that the Existing Loan Agreement is amended and restated in its entirety as set forth in the heading and recitals hereto and as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS.

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agent” shall have the meaning provided in the introductory paragraph hereof.

“Alternate ‘A’ Mortgage Loan” shall mean an Eligible Mortgage Loan having an LTV that is not greater than 95%, having a minimum FICO Score of 660 and satisfying New Century’s Underwriting Guidelines applicable to “Alternate ‘A’ Mortgage Loans”.

“Applicable Collateral Percentage” shall mean, except as may be reduced pursuant to Section 11.16 hereof, for any date of determination and each type of Eligible Mortgage Loan, the applicable percentage specified in (a) or (b) below, as requested by the Borrowers pursuant to Section 2.3 hereof:

(a) “Option One”:

Unseasoned Mortgage Loan	98.5%
Second Lien Mortgage Loan	98.5%
30+ Delinquent Mortgage Loan	85%
60+ Delinquent Mortgage Loan	75%
Wet-Ink Mortgage Loan	98.5%
Defaulted Mortgage Loan	the applicable BPO Percentage
Discretionary Mortgage Loan	the applicable percentage specified by the Agent one (1) Business Day prior to the applicable Funding Date provided, however, if a Tangible Net Worth Trigger Event shall have occurred, the Applicable Collateral Percentage with respect to all Unseasoned Mortgage Loans and all Second Lien Mortgage Loans shall be reduced to 98%;

(b) “Option Two”:

Unseasoned Mortgage Loan	97%
Second Lien Mortgage Loan	97%
30+ Delinquent Mortgage Loan	85%
60+ Delinquent Mortgage Loan	75%
Wet-Ink Mortgage Loan	97%
Defaulted Mortgage Loan	the applicable BPO Percentage
Discretionary Mortgage Loan	the applicable percentage specified by the Agent one (1) Business Day prior to the applicable Funding Date

If more than one of the aforementioned categories in (a) or (b) shall apply to an Eligible Mortgage Loan, the lower percentage shall be applicable.

“Applicable Loan Rate” shall mean the Eurodollar Loan Rate in effect from time to time, unless an event set forth in Section 2.05 shall occur, in which case the Applicable Loan Rate from and after the date of such event shall mean the Federal Loan Rate.

“Applicable Margin” shall mean the sum of the weighted average of the applicable rates per annum for each type of Eligible Mortgage Loan for each day that Loans shall be secured by such Eligible Mortgage Loans. For each type of Eligible Mortgage Loan, the applicable rate shall be equal to the product of (x) a fraction equal to (1) the Collateral Value of all Eligible Mortgage Loans of such type, divided by (2) the Collateral Value of all Eligible Mortgage Loans, and (y) the applicable percentage specified in (i) or (ii) below, as requested by the Borrowers pursuant to Section 2.03 hereof:

(a) “Option One”:

Unseasoned Mortgage Loan	1.00%
Second Lien Mortgage Loan	1.00%
30+ Delinquent Mortgage Loan	1.20%
60+ Delinquent Mortgage Loan	1.20%
Defaulted Mortgage Loan	1.45%
Wet-Ink Mortgage Loan	1.00%
Discretionary Mortgage Loan	the applicable percentage specified by the Agent one (1) Business Day prior to the applicable Funding Date

(b) “Option Two”:

Unseasoned Mortgage Loan	0.70%
Second Lien Mortgage Loan	0.70%
30+ Delinquent Mortgage Loan	1.00%
60+ Delinquent Mortgage Loan	1.00%
Defaulted Mortgage Loan	1.45%
Wet-Ink Mortgage Loan	0.75%
Discretionary Mortgage Loan	the applicable percentage specified by the Agent one (1) Business Day prior to the applicable Funding Date

If more than one of the aforementioned categories in (i) or (ii) shall apply to an Eligible Mortgage Loan, the higher percentage shall be applicable.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, 11 U.S.C. § 10 1 et. seq., as amended from time to time.

“Board Report” shall mean the documentation delivered to the Board of Directors of the Guarantor pursuant to Section 7.01(b), which shall include, but is not limited to (i) financial overview, (ii) consolidated financial statements and (iii) any additional financial information included in such report from time to time.

“Borrower” and “Borrowers” shall have the meanings provided in the heading hereof.

“Borrowing Base” shall mean the aggregate Collateral Value of all Eligible Mortgage Loans.

“Borrowing Base Deficiency” shall have the meaning provided in Section 2.07 hereof.

“BPO Percentage” shall mean (i) with respect to any Defaulted Mortgage Loan for which a Broker Price Opinion has not been obtained, 50% and (ii) with respect to any Defaulted Mortgage Loan for which a Broker Price Opinion has been obtained, 65%.

“Broker Price Opinion” shall mean, with respect to a Mortgage Loan or an REO Property, a broker’s price opinion prepared by a duly licensed real estate broker who has no interest, direct or indirect, in the Mortgage Loan or REO Property or in the Borrowers or any Affiliate of the Borrowers and whose compensation is not affected by the results of the broker’s price opinion, and which valuation (i) indicates the expected proceeds for a sale of the related Mortgaged Property or REO Property and, (ii) with respect to any condominium development or planned unit development that was not Federal National Mortgage Association or Federal Home Loan Mortgage Corporation approved, the amount, if any, by which the valuation was decreased as a result of such lack of approval, and (iii) includes certain assumptions, including those as to the condition of the exterior and interior of the applicable Mortgaged Property or REO property and carrying costs and expenses during marketing time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Closing Agent” shall mean, with respect to any Loan, the entity reasonably satisfactory to the Agent (which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated) to which the proceeds of such Loan are to be wired pursuant to the instructions of the Borrowers.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided in Section 4.01(b) hereof.

“Collateral Value” shall mean, with respect to each Eligible Mortgage Loan, the lesser of (x) the product of (i) the Market Value of such Eligible Mortgage Loan, and (ii) the Applicable Collateral Percentage for such Eligible Mortgage Loan, and (y) (i) 101% of the unpaid principal balance of such Eligible Mortgage Loan for Option One and (ii) 100% of the unpaid principal balance of such Eligible Mortgage Loan for Option Two; provided, however, if a Tangible Net Worth Trigger Event shall have occurred, the Collateral Value with respect to each Option One Eligible Mortgage Loans shall be the lesser of (x) the product of (1) the Market Value of such Eligible Mortgage Loan, and (ii) the Applicable Collateral Percentage for such

Eligible Mortgage Loan, and (y) 100% of the unpaid principal balance of such Eligible Mortgage Loan; provided, further,

(a) that the following additional limitations shall apply:

(i) the aggregate unpaid principal balance of all Eligible Mortgage Loans pledged to the Agent hereunder, excluding Alternate ‘A’ Mortgage Loans, shall not exceed $1,300,000,000;

(ii) the aggregate unpaid principal balance of the Alternate ‘A’ Mortgage Loans shall not exceed $200,000,000;

(iii) the aggregate unpaid principal balance of the Second Lien Mortgage Loans shall not exceed $100,000,000;

(iv) the aggregate unpaid principal balance of the HELOC Mortgage Loans shall not exceed $100,000,000;

(v) the aggregate unpaid principal balance of the 30+ Delinquent Mortgage Loans shall not exceed $30,000,000;

(vi) the aggregate unpaid principal balance of the 60+ Delinquent Mortgage Loans shall not exceed $20,000,000;

(vii) the aggregate unpaid principal balance of the Mortgage Loans that are secured by Mortgaged Properties consisting of Qualified Manufactured Housing (as defined in Part III of Schedule 1 hereto) shall not exceed $30,000,000;

(viii) the aggregate unpaid principal balance of the Mortgage Loans that are secured by Mortgaged Properties consisting of condominiums shall not exceed $45,000,000;

(ix) the aggregate unpaid principal balance of the Mortgage Loans that are secured by Mortgaged Properties which are non-owner occupied shall not exceed $45,000,000;

(x) the aggregate unpaid principal balance of the Mortgage Loans which are Sub-prime Mortgage Loans shall not exceed 10% of the aggregate principal balance of all Loans at any time outstanding;

(xi) the aggregate unpaid principal balance of the Defaulted Mortgage Loans shall not exceed $10,000,000;

(xii) the aggregate unpaid principal balance of the Discretionary Mortgage Loans shall not exceed 10% of the aggregate outstanding principal balance of the Loans;

(xiii) the aggregate unpaid principal balance of the Wet-Ink Mortgage Loans included shall not exceed $200,000,000; and

(b) that the Collateral Value shall be deemed to be zero with respect to each Mortgage Loan:

(i) in respect of which there is a breach of any representation or warranty set forth on Schedule 1 hereto (assuming each representation and warranty is made as of the date the Collateral Value thereof is determined);

(ii) which ceases to be an Eligible Mortgage Loan for any reason;

(iii) which is a Nine-Day Aged Wet-Ink Mortgage Loan;

(iv) with respect to each Mortgage Loan, for so long as such Mortgage Loan is a Wet-Ink Mortgage Loan, as to which the Agent or the Custodian shall have notified the Borrowers that the Custodian shall have transferred an amount greater than $1,000,000 to a single settlement location on a Funding Date, unless consented to by the Agent;

(v) for which any Mortgage Loan Documents have been released from the possession of the Custodian under the Custodial Agreement for a period in excess of 15 days;

(vi) which exceeds any limitation set forth in clause (a) above.

“Collection Account” shall mean one or more accounts established by the Servicer subject to a security interest in favor of the Agent, for the ratable benefit of the Lenders, into which all Collections shall be deposited by the Servicer.

“Collections” shall mean, collectively, all collections and proceeds on, or in respect of the Mortgage Loans, excluding collections required to be paid to the Servicer or a mortgagor on the Mortgage Loans.

“Commitment” shall mean, as to any Lender, the obligation of such Lender to make Loans to the Borrowers pursuant to Section 2.01 hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 4 under the caption “Commitment” or in an Assignment and Acceptance, as such amount may be reduced from time to time in accordance with the provisions of this Loan Agreement. The aggregate Commitments of the Lenders shall equal the Maximum Credit.

“Commitment Percentage” shall mean as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Control Agreement” shall mean that certain Account Control Agreement, dated as of June 20, 2003, among New Century Mortgage Corporation, Morgan Stanley Mortgage Capital Inc. and Deutsche Bank National Trust Company, as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Controlled Accounts” shall mean collectively, the Collection Account and the Wet Funding Account.

“Credit Exposure” shall mean, as to any Lender at any time, its Commitment (or, if the Commitments shall have expired or been terminated, the aggregate unpaid principal amount of its Loans).

“Credit Exposure Percentage” shall mean, as to any Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Credit Exposure of such Lender at such time and the denominator of which is the aggregate Credit Exposures of all the Lenders at such time.

“Custodial Agreement” shall mean the Second Amended and Restated Custodial Agreement, dated as of the date hereof, among the Borrowers, the Custodian and the Agent, substantially in the form of Exhibit B hereto, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulted Mortgage Loan” shall mean, as of any date of determination, an Eligible Mortgage Loan which is 90 days or more Delinquent and/or is subject to a foreclosure proceeding.

“Delinquent” shall mean that a Monthly Payment (as defined in Part III of Schedule 1 hereto) has not been made by the close of business on the related Due Date (as defined in Part III of Schedule 1 hereto).

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, as disbursement agent for the Agent pursuant to the Custodial Agreement.

“Discretionary Mortgage Loan” shall mean a Mortgage Loan which does not specifically meet the parameters of an Eligible Mortgage Loan as described herein.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Agent of any or all of the reviews permitted under Section 11.15 hereof with respect to any or all of the Mortgage Loans, as desired by the Agent from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible Mortgage Loan” shall mean a Mortgage Loan originated by any Borrower or any Affiliate of any Borrower, secured by a first or second mortgage Lien on a one-to-four family residential property, as to which the representations, and warranties in Section 6.10 and Part I and Part II of Schedule 1 hereof are correct; provided, however, that, in no event shall any Eligible Mortgage Loan be a security for purposes of any securities or blue-sky laws; and provided, further, that the following Mortgage Loans shall not be an Eligible Mortgage Loan: (1) a Mortgage Loan for which the related obligor is subject to a voluntary or involuntary bankruptcy proceeding or for which the related Mortgaged Property has been acquired through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default of such Mortgage Loan, (2) a Defaulted Mortgage Loan for which a Broker Price Opinion can not be obtained, (3) a Mortgage Loan that is listed on the Exception Report, and (4) a Mortgage Loan which shall have been pledged to the Agent, for the ratable benefit of the Lenders hereunder, for more than 120 days.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Borrower is a member.

“Equity Proceeds” shall mean with respect to the Guarantor, an amount equal to the net proceeds from the issuance of any securities of the Guarantor or the net proceeds to the Guarantor from contributions to capital or otherwise by another Person.

“Eurodollar Loan Rate” shall mean a rate per annum equal to the sum of the Eurodollar Rate plus the Applicable Margin.

“Eurodollar Rate” shall mean, with respect to each day a Loan is outstanding, the rate per annum based on the rate appearing at page 5 of the Telerate Screen as one-month LIBOR on such date (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the rate per annum at which the Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Loans are then being conducted for delivery on such day for a period of 30 days and in an amount comparable to the amount of the Loans to be outstanding on such day.

“Exception” shall have the meaning specified in the Custodial Agreement.

“Exception Report” shall mean the portion of the Mortgage Loan Schedule and Exception Report detailing Exceptions in respect of each Mortgage Loan.

“Event of Default” shall have the meaning, provided in Article VIII hereof.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Federal Loan Rate” shall mean a rate per annum equal to the sum of (x) the Federal Funds Rate plus 1.00% and (y) the Applicable Margin.

“Funding Date” shall mean the date on which a Loan is made hereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any Borrower, any of its Subsidiaries or any of its properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by the Agent. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean New Century Financial Corporation.

“HELOC Mortgage Loan” shall mean a revolving line of credit that is a first or second lien Mortgage Loan made by any Borrower to a Mortgagor, which is underwritten substantially in accordance with the Underwriting Guidelines for Mortgage Loans that are home equity lines of credit.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Initial Servicer” shall have the meaning provided in Section 11.14(a) hereof.

“Intangible Assets” shall mean the excess of the cost over book value of assets acquired, patents, trademarks, copyrights, franchises and other intangible assets (excluding, in any event, the value of any residual securities and the value of any owned or purchased mortgage servicing rights).

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of US Treasury Securities, futures contract, mortgage related security, Eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Borrower and an Affiliate of the Agent, and acceptable to the Agent.

“Lender” shall have the meaning provided in the heading hereto.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan” shall have the meaning provided in Section 2.01(a) hereof.

“Loan Agreement” shall have the meaning provided in the heading hereto.

“Loan Documents” shall mean, collectively, this Loan Agreement, each Note, the Custodial Agreement, the Control Agreement and the New Century Guaranty.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the appraised Value of the related Mortgaged Property at the time of origination and (b) if the related Mortgaged Property was purchased within 12 months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Market Value” shall mean, as of any date in respect of an Eligible Mortgage Loan, the value determined by the Agent in good faith and in its sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of any Borrower or any of its Material Affiliates, (b) the ability of any Borrower or any of its Material Affiliates to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Agent or the Lenders under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or (f) the Collateral as a whole.

“Material Affiliate” shall mean New Century Financial Corporation and its successors and assigns.

“Maximum Credit” shall mean $1,500,000,000, as reduced in accordance with Section 2.01 hereof.

“Minimum Usage Fee” shall mean, with respect to any calendar month, an annualized fee equal to the product of (x) the excess, if any, of (i) $700,000,000 over (ii) the average outstanding principal balance of all Loans during the four (4) calendar month period ending on the last day of such calendar month, and (y) the Eurodollar Rate in effect on the last day of such calendar month plus 0.70%, computed on the basis of a 360-day year for the actual number of days elapsed in such calendar month.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second Lien on the fee in real property securing the Mortgage Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan” shall mean a mortgage loan which the Custodian has been instructed to hold for the Agent on behalf of the Lenders pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, a Mortgage Note and related Mortgage.

“Mortgage Loan Data File” shall mean a computer-readable file containing information with respect to each Mortgage Loan, to be delivered by any Borrower to the Agent pursuant to Section 2.03(a) hereof which fields are identified on Annex I to the Custodial Agreement.

“Mortgage Loan Documents” shall mean, with respect to a Mortgage Loan, the documents comprising the Mortgage File for such Mortgage Loan.

“Mortgage Loan Schedule” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Schedule and Exception Report” shall mean the mortgage loan schedule and exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a mortgagor/borrower with respect to a Mortgage Loan.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor on a Mortgage Note.

“MS & Co.” shall mean Morgan Stanley & Co. Incorporated, a registered broker-dealer.

“MS Indebtedness” shall mean any indebtedness of a Borrower hereunder and under any other arrangement (other than this Loan Agreement) between a Borrower on the one hand and any Lender (or any Affiliate of any Lender) on the other hand (including, without limitation, any Loans, interest due and default interest, termination payments, hedging costs, facility fees and expenses).

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of the Guarantor for such period as determined in accordance with GAAP.

“New Century Guaranty” shall mean the Second Amended and Restated Guaranty, dated as of the date hereof, made by the Guarantor, substantially in the form of Exhibit H hereto, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Nine-Day Aged Wet-Ink Mortgage Loan” shall mean a Wet-Ink Mortgage Loan with respect to which the related Mortgage File has not been received by the Custodian and the Custodian has not issued a Trust Receipt by the ninth (9th) Business Day following the applicable Funding Date.

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Note” shall have the meaning provided in Section 2.02(a) hereof.

“Option One” shall mean, with respect to any requested borrowing hereunder, the option specified in (a) of the definition of “Applicable Collateral Percentage” and 2(b)(i) of the definition of “Applicable Margin.”

“Option Two” shall mean, with respect to any requested borrowing hereunder, the option specified in (b) of the definition of “Applicable Collateral Percentage and (2)(b)(ii) of the definition “Applicable Margin.”

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by any Borrower or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount under this Loan Agreement, the Notes or any other Loan Document that is not paid when due to the applicable Lender or the Agent (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4% per annum plus the Prime Rate in effect on such due date and from time to time thereafter until such amount is paid in full.

“Predatory Lending Practices” means any and all underwriting and lending policies, procedures and practices defined or enumerated in any local or municipal ordinance or regulation or any state or federal regulation or statute prohibiting, limiting or otherwise relating to the protection of consumers from such policies, procedures and practices. Such policies, practices and procedures may include, without limitation, charging excessive loan, broker, and closing fees, charging excessive rates of loan interest, making loans without regard to a consumer’s ability to re-pay the loan, refinancing loans with no material benefit to the consumer, charging fees for services not actually performed, discriminating against consumers on the basis of race, gender, or age, failing to make proper disclosures to the consumer of the consumer’s rights under federal and state law, and any other predatory lending policy, practice or procedure as defined by ordinance, regulation or statute.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Requirements of Law relating to money laundering or terrorism.

“Prime Rate” shall mean the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Remittance Date” shall mean the 5th Business Day of each month. For purposes of this definition, “Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions in the States of Florida and California are authorized or obligated by law or executive order to be closed.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including, without limitation, Prescribed Laws), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Second Lien Mortgage Loan” shall mean an Eligible Mortgage Loan which is secured by a second Lien on the related Mortgaged Property.

“Secured Obligations” shall have the meaning provided in Section 4.01(c) hereof.

“Servicer” shall mean the Initial Servicer or a Third Party Servicer, as the context requires.

“Servicer Notice” shall have the meaning provided in Section 11.14(c) hereof.

“Servicing Agreement” shall have the meaning provided in Section 11.14(c) hereof.

“Servicing Records” shall have the meaning provided in Section 11.14(b) hereof.

“60+ Delinquent Mortgage Loan” shall mean, as of any date of determination, an Eligible Mortgage Loan which is between 60 days and 89 days (inclusive) Delinquent.

“Sub-prime Mortgage Loan” shall mean an Eligible Mortgage Loan with respect to which the related Mortgagor has received a credit rating of “C” or “D” as determined in accordance with New Century’s Underwriting Guidelines.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“System” shall mean all hardware or software, or any system consisting of one or more thereof, including, without limitation, any and all enhancements, upgrades, customizations, modifications and the like utilized by any Person for the benefit of such Person to perform its obligations and to administer and track, store, process, provide, and where appropriate, insert, true and accurate dates and calculations for dates and time spans with respect to the Mortgage Loans.

“Tangible Net Worth” shall mean, as of any date of determination, all amounts which would be included under capital on a balance sheet of the Guarantor at such date, determined in accordance with GAAP, less (i) amounts owing to the Guarantor from Affiliates and (ii) Intangible Assets.

“Tangible Net Worth Trigger Event” shall have occurred (based on the Borrowers’ most recent monthly financials) if the Tangible Net Worth of the Guarantor is less than the sum of (a) $375,000,000, (b) 75% of the aggregate consolidated positive Net Income, calculated from the period beginning December 31, 2003 to the most recently ended monthly period and (c) an amount equal to 50% of any Equity Proceeds received by the Guarantor since December 31, 2003.

“Termination Date” shall mean January 28, 2005, as such date may be extended in accordance with Section 2.08 hereof, or such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Third Party Servicer” shall have the meaning provided in Section 11.14(c) hereof.

“30+ Delinquent Mortgage Loan” shall mean, as of any date of determination, an Eligible Mortgage Loan which is between 30 days and 59 days (inclusive) Delinquent.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of the Guarantor during such period maintained in accordance with GAAP less the aggregate amount of any such Indebtedness that is reflected on the balance sheet of the Guarantor in respect of obligations incurred pursuant to a securitization transaction, solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to the Guarantor. In the event that any Indebtedness would be excluded from the calculation of Total Indebtedness but for the existence of recourse, the Guarantor shall be entitled nonetheless to exclude the amount of such Indebtedness that is not subject to recourse. The amount of any recourse shall be the stated or determinable amount thereof or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Guarantor in good faith.

“Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.

“Underwriting Guidelines” shall mean the underwriting guidelines attached as Exhibit F hereto, as the same may be revised from time to time in accordance with the terms hereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unseasoned Mortgage Loan” shall mean, as of any date of determination, an Eligible Mortgage Loan (provided, that notwithstanding the definition of the term “Eligible Mortgage Loan,” an Unseasoned Mortgage Loan must have a first Lien status with respect to the related Mortgaged Property) which has been originated 120 days or less prior to the related Funding Date.

“Wet-Ink Mortgage Loan” shall mean a Mortgage Loan originated by any Borrower in a transaction table-funded by a Lender, which origination or table funding is financed in part or in whole with proceeds of Loans and as to which the Custodian has not yet received the related Mortgage File. A Mortgage Loan shall cease to be a Wet-Ink Mortgage Loan on the date on which the Agent has received a Mortgage Loan Schedule and Exception Report from the Custodian with respect to such Mortgage Loan confirming that the Custodian has physical possession of the related Mortgage File and that there are no Exceptions (as defined in the Custodial Agreement) with respect to such Mortgage Loan.

“Wet-Ink Transaction” shall mean a borrowing in connection with which Wet-Ink Mortgage Loans are included in the Borrowing Base. A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Mortgage Loan ceases to be a Wet-Ink Mortgage Loan (in accordance with the definition thereof).

“Wet-Ink Aged Report” shall have the meaning specified in Section 3(a) of the Custodial Agreement.

“Wet Funding Account” shall have the meaning specified in Section 4(i) of the Custodial Agreement.

Section 1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent hereunder shall be prepared, in accordance with GAAP.

ARTICLE II

LOANS, NOTE AND PREPAYMENTS.

Section 2.01 Loans.

(a) Each Lender severally agrees to make or continue, as applicable, on the terms and subject to the conditions of this Loan Agreement, loans (individually, a “Loan” and, collectively, the “Loans”) to the Borrowers in Dollars, from and including the Effective Date to but not including the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) such Lender’s Commitment as then in effect and (ii) such Lender’s Commitment Percentage of the Borrowing Base as in effect from time to time. Notwithstanding the foregoing, MSB shall fund 100% of the first $400,000,000 in principal amount of Loans at any time outstanding; provided, that any failure by MSB to fund any such principal amount shall not relieve MSMCI of its commitment to make Loans to the Borrowers in accordance with this Loan Agreement.

(b) On the Effective Date, each Lender severally agrees to make or continue, as applicable, on the terms and subject to the conditions of this Loan Agreement, a Loan to the Borrowers in an aggregate principal amount equal to the “Initial Advance Amount” set forth on Schedule 4 hereto in respect of such Lender, the proceeds of which Loans shall be applied as full and complete satisfaction of all amounts owing by the Borrowers under the Existing Loan Agreement.

(c) Subject to the terms and conditions of this Loan Agreement, during such period the Borrowers may borrow, repay and reborrow hereunder; provided, that notwithstanding the foregoing, no Lender shall have any obligation to make Loans to the Borrowers in excess of the lesser of (i) the Maximum Credit and (ii) the Borrowing Base and, if a Tangible Net Worth Trigger Event shall have occurred or in the event the obligation of the Lenders to make Loans to the Borrowers shall otherwise be terminated as permitted hereunder, no Lender shall have any further obligation to make additional Loans hereunder.

Section 2.02 Notes.

(a) The Loans made by each Lender shall be evidenced by a single promissory note of the Borrowers substantially in the form of Exhibit A hereto (each, a “Note”, collectively, the “Notes”), dated the date hereof, payable to the order of such Lender in a principal amount equal to the lesser of (i) the amount of the Commitment of such Lender and (ii) the aggregate unpaid principal amount of all Loans made by such Lender and otherwise duly completed. Each Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b) The date, amount and interest rate of each Loan made by each Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of its Note, endorsed by such Lender on the schedule attached to its Note or any continuation thereof; provided, that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the

Borrowers to make a payment when due of any amount owing hereunder or under its Note in respect of the Loans made by such Lender.

Section 2.03 Procedure for Borrowing (Loans other than Wet-Ink Transactions).

(a) The Borrowers may request a borrowing hereunder that is not a Wet-Ink Transaction on any Business Day during the period from and including the Effective Date to and including the Termination Date, by delivering to the Agent, with a copy to the Custodian, a written request for borrowing, substantially in the form of Exhibit D attached hereto, which request must be received by the Agent prior to 11:00 a.m., New York City time, at least one (1) Business Day prior to the requested Funding Date. Such request for borrowing shall (i) attach a schedule identifying the Eligible Mortgage Loans that the Borrowers propose to pledge to the Agent, for the ratable benefit of the Lenders, and which are to be included in the Borrowing Base in connection with such borrowing, (ii) specify the requested Funding Date and the amount requested to be borrowed, (iii) be accompanied by a Mortgage Loan Data File containing information with respect to the Eligible Mortgage Loans that the Borrowers propose to pledge to the Agent, for the ratable benefit of the Lenders, and to be included in the Borrowing Base in connection with such borrowing, (iv) attach an officer’s certificate signed by a Responsible Officer of each applicable Borrower as required by Section 5.02(b) hereof and (v) specify either Option One or Option Two for such borrowing, at which point all borrowings hereunder, including each Eligible Mortgage Loan then pledged or to be included in the Borrowing Base in connection with such borrowing, shall be calculated according to such option.

(b) Upon the Borrowers’ request for a borrowing pursuant to Section 2.03(a), the Lenders shall, subject to the limitations set forth in Section 2.01(a) hereof and upon satisfaction of all conditions precedent set forth in Sections 5.01 and 5.02 hereof, make a Loan to the Borrowers on the requested Funding Date, in the amount so requested; provided, however, that if the Mortgage Loan Data File includes Discretionary Mortgage Loans, which the Borrowers propose to pledge to the Agent for the benefit of the Lenders and which are to be included in the Borrowing Base in connection with such borrowing, the Lenders’ obligation to fund such Discretionary Mortgage Loans shall be in their sole and absolute discretion. The Borrowers acknowledge that the Agent may retain for the account of the Lenders an amount equal to $100 per Defaulted Mortgage Loan to cover the costs of obtaining Broker Price Opinions.

(c) The Borrowers shall release to the Custodian no later than 1:30 p.m. New York time, one (1) Business Day prior to any Funding Date (in the case of the first 150 Eligible Mortgage Loans delivered in connection with any Funding Date) plus one (1) additional Business Day prior to any Funding Date (for each additional 100 Eligible Mortgage Loans in excess thereof delivered in connection with any Funding Date), the Mortgage File pertaining to each Eligible Mortgage Loan to be pledged to the Agent, for the ratable benefit of the Lenders, and included in the Borrowing Base on such requested Funding Date, in accordance with the terms and conditions of the Custodial Agreement.

(d) Pursuant to the Custodial Agreement, the Custodian shall deliver to the Agent and the Borrowers, no later than 1:00 p.m., New York City time on a Funding Date, a Trust Receipt (as defined in the Custodial Agreement) in respect of all Mortgage Loans pledged to the Agent, for the ratable benefit of the Lenders, on such Funding Date, and a Mortgage Loan Schedule and Exception Report. The Borrowers acknowledge that Mortgage Loans listed in the Exception Report are not Eligible Mortgage Loans and no Lender is required to advance funds in respect of such Mortgage Loans and such Mortgage Loans listed in the Exception Report shall not be subject to the Lien of this Loan Agreement.

(e) Subject to Article V hereof, such borrowing will then be made available to the Borrowers by the Agent transferring, via wire transfer, to the following account of the Borrowers: ABA # 021001033, Account #01419663, Attn: New Century, in the aggregate amount of such borrowing in funds immediately available to the Borrowers.

(f) Unless the Agent shall have been notified in writing by any Lender prior to a Funding Date for Loans hereunder that such Lender will not make the amount that would constitute its share of the Loans being made on such date available to the Agent, the Agent may, in reliance upon such assumption make available to the Borrowers a corresponding amount. If such amount is not made available to the Agent on the Funding Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate per annum equal to the rate specified in the first sentence of Section 2.06(b) for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s pro rata share of such borrowing is not made available to the Agent by such Lender within one (1) Business Day after such Funding Date, the Agent shall also be entitled to recover such amount with interest thereon at a rate per annum equal to the rate specified in the first sentence of Section 2.06(b), on demand, from the Borrowers.

Section 2.04 Procedure For Borrowing (Wet-Ink Transactions).

(a) With respect to each Wet-Ink Transaction, the Borrowers may request a borrowing hereunder, on any Business Day during the period from and including the Effective Date to and excluding the Termination Date (provided that no Borrowing Base Deficiency exists due to the inclusion of Nine-Day Aged Wet-Ink Mortgage Loans in the Borrowing Base on such date), by delivering to the Agent, an estimate of the amount required to fund Wet-Ink Transactions the following Business Day, which estimate must be received by the Agent prior to 5:00 p.m., New York City time, one (1) Business Day prior to the requested Funding Date.

(b) On the requested Funding Date, the Borrowers may deliver to the Agent, with a copy to the Custodian, no more than an aggregate total of three (3) transmissions, which transmissions shall (i) attach a written request for borrowing, substantially in the form of Exhibit D attached hereto, (ii) attach a schedule identifying the Eligible Mortgage Loans that the Borrowers propose to pledge to the Agent, and to be included in the Borrowing Base in connection with such borrowing, (iii) specify the amount requested to be borrowed, (iv) attach a schedule identifying the amount and wiring instructions with respect to the settlement location of each wire transfer on such date and (v) attach an officer’s certificate signed by a Responsible Officer of each applicable Borrower as required by Section 5.02(b) hereof. Pursuant to the Custodial Agreement, the Custodian shall deliver to the Agent and the Borrowers, in connection with each transmission, a Mortgage Loan Schedule in respect of all Mortgage Loans pledged to the Agent, for the ratable benefit of the Lenders, on such Funding Date. The latest transmission must be received by the Agent no later than 4:00 p.m., New York City time, on such Funding Date. Such request for borrowing shall specify the requested Funding Date.

(c) The Borrowers shall deliver (or cause to be delivered) and release to the Custodian the Mortgage File pertaining to such Wet-Ink Mortgage Loan on the next Business Day following receipt of such Mortgage File by the applicable Borrower, but in any event no later than eight (8) Business Days following the applicable Funding Date in accordance with the terms and conditions of the Custodial Agreement. On the applicable Funding Date and on each Business Day following the applicable Funding Date, no later than 8:00 p.m., New York City time, pursuant to the Custodial Agreement, the Custodian shall deliver to the Agent a schedule listing each Wet-Ink Mortgage Loan with respect to which the complete Mortgage File has not been received by the Custodian (the “Wet-Ink Aged Report”). On the applicable Funding Date, the Agent shall confirm that the information in the Wet-Ink Aged Report is consistent with the information provided to the Agent pursuant to Section 2.04(b).

(d) Upon the Borrowers’ request for a borrowing pursuant to Section 2.04(a), the Agent shall promptly notify each Lender thereof. Each Lender shall thereupon, upon satisfaction of all conditions precedent set forth in Sections 5.01, 5.02 and 5.03 hereof, make its Commitment Percentage of the amount of such Borrowing available to the Agent for the account of the Borrowers at the office of the Agent specified in Section 11.02, on the Funding Date requested by the Borrowers in funds immediately available to the Agent; provided, that the amount to be made available by Morgan Stanley Bank shall be calculated as though the Commitment Percentage of Morgan Stanley Bank were 100% until the aggregate unpaid principal amount of all Loans made by such Lender equals such Lender’s Commitment).

(e) Subject to Article V hereof, such borrowing will be made available by the Agent transferring the amount of such borrowing to the Wet Funding Account. In accordance with the Custodial Agreement, the Custodian shall then transfer, at the direction of the Agent, via wire transfer, the amount of such borrowing from the Wet Funding Account to the account of the designated Closing Agent pursuant to disbursement instructions provided by the Borrowers on the electronic system maintained by the Custodian; provided, however, that (i) the Agent shall approve, in its sole discretion, each wiring location, (ii) the Custodian shall not, in any event, (A) transfer funds to any Borrower or (B) transfer funds in excess of the original principal balance of the related Wet-Ink Mortgage Loan. Pursuant to the Custodial Agreement, the Custodian shall deliver to the Wet Funding Account and the Borrowers, no later than 6:00 p.m., New York City time, on each Funding Date with respect to a Wet-Ink Transaction, a report identifying the wire transfer amount and the settlement location of each wire transfer made on such date. Upon notice from the Closing Agent to the Borrowers that the related Wet-Ink Mortgage Loan was not originated, the Wet-Ink Mortgage Loan shall be removed from the list of Eligible Mortgage Loans and the Closing Agent shall immediately return the funds via wire transfer to the Wet Funding Account. The Borrowers shall notify the Agent if a Wet-Ink Mortgage Loan was not originated and has been removed from the list of Eligible Mortgage Loans.

(f) With respect to transmissions delivered pursuant to Section 2.04(b) which are received by the Agent no later than 4:00 p.m., New York City time, on each Funding Date, the Agent shall transfer to the account of the Borrowers identified in Section 2.03(e), no later than 5:00 p.m., New York City time, the difference, if any, between (i) the aggregate Collateral

Value of the Wet-Ink Mortgage Loans pledged to the Agent, for the benefit of the Lenders, and included in the Borrowing Base on such date and (ii) the aggregate amount transferred by the Custodian to the accounts of designated Closing Agents with respect to such Wet-Ink Mortgage Loans on such date.

(g) Unless the Agent shall have been notified in writing by any Lender prior to a Funding Date for Loans hereunder that such Lender will not make the amount that would constitute its share of the Loans being made on such date available to the Agent, the Agent may, in reliance upon such assumption make available to the Borrowers a corresponding amount. If such amount is not made available to the Agent on the Funding Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate per annum equal to the rate specified in the first sentence of Section 2.06(b) for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s pro rata share of such borrowing is not made available to the Agent by such Lender within one (1) Business Day after such Funding Date, the Agent shall also be entitled to recover such amount with interest thereon at a rate per annum equal to the rate specified in the first sentence of Section 2.06(b), on demand, from the Borrowers.

Section 2.05 Limitation on Types of Loans; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Rate:

(a) the Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Loans as provided herein; or

(b) any Lender determines, which determination shall be conclusive, that the relevant rate of interest referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof upon the basis of which the rate of interest for Loans is to be determined is not likely adequately to cover the cost to such Lender of making or maintaining Loans; or

(c) it becomes unlawful for any Lender to honor its obligation to make or maintain Loans hereunder using a Eurodollar Rate;

then the Agent or such Lender, as the case may be, shall give the Borrowers prompt notice thereof and, so long as such condition remains in effect, each applicable Lender shall be under no obligation to make additional Loans, and each Borrower shall, at its sole option and discretion, either prepay all such Loans as may be outstanding or pay interest on such Loans at a rate per annum equal to the Federal Loan Rate; provided, that if a Lender determines not to make any additional Loans, then such Lender shall reimburse the Borrowers a pro rata portion of the facility fee paid to such Lender pursuant to Section 3.04, based upon the number of days elapsed from the Effective Date to date of such determination.

Section 2.06 Repayment of Loans; Interest.

(a) The Borrowers hereby promise, jointly and severally, to repay in full in Dollars on the Termination Date, the aggregate principal amount of the Loans then outstanding.

(b) The Borrowers hereby promise, jointly and severally, to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan for the period from and including the date of such Loan to, but excluding, the date such Loan shall be paid in full, at a rate per annum equal to the Applicable Loan Rate. Notwithstanding the foregoing, the Borrowers hereby promise to pay to the Agent for the account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan and on any other amount payable by the Borrowers hereunder or under any Note that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest shall accrue on the unpaid principal balance of each Loan on a daily basis. Accrued interest on each Loan shall be payable monthly on the first (1st) Business Day of each month and for the last month of the Loan Agreement on the first (1st) Business Day of such last month and on the Termination Date; provided, that the Agent may, in its sole discretion, require accrued interest to be paid simultaneously with any prepayment of principal made by the Borrowers on account of any of the Loans outstanding. Interest payable at the Post-Default Rate shall accrue daily and shall be payable in accordance with the foregoing.

(c) It is understood and agreed that, unless and until a Default shall have occurred and be continuing, the Borrowers shall be entitled to the proceeds of the Mortgage Loans pledged to the Agent, for the ratable benefit of the Lenders hereunder.

Section 2.07 Mandatory prepayments or Pledge.

If at any time the aggregate outstanding principal amount of Loans exceeds the Borrowing Base (a “Borrowing Base Deficiency”), as determined by the Agent and notified to the Borrowers on any Business Day, the Borrowers shall no later than one (1) Business Day after receipt of such notice, either prepay the Loans in part or in whole or pledge additional Eligible Mortgage Loans (which Collateral shall be in all respects acceptable to the Agent in its sole discretion) to the Agent for the account of the Lenders, such that after giving effect to such prepayment or pledge of additional Eligible Mortgage Loans a Borrowing Base Deficiency shall no longer exist.

Section 2.08 Extension of Termination Date.

At the request of the Borrowers made at least thirty (30) days, but in no event earlier than ninety (90) days, prior to the then current Termination Date, the Agent may in its sole discretion extend the Termination Date for a period to be determined by Agent in its sole discretion by giving written notice of such extension to the Borrowers no later than twenty (20) days, but in no event earlier than thirty (30) days, prior to the then current Termination Date. Any failure by the Agent to deliver such notice of extension shall be deemed to be the Agent’s determination not to extend the then current Termination Date.

ARTICLE III

PAYMENTS; COMPUTATIONS; ETC.

Section 3.01 Payments.

(a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Loan Agreement and the Notes, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at the following account maintained by the Agent: Account No. 40615114, for the account of MSMCI, Citibank, N.A., ABA No. 021000089, Attn: Whole Loan Operations, not later than 1:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day). Each Borrower acknowledges that it has no rights of withdrawal from the foregoing account. The Agent shall promptly provide to each Lender (via facsimile or other transmission) the amount of such payment to be distributed to such Lender along with the outstanding Loans then held by such Lender, after giving effect to such payment; provided, that if no Default or Event of Default has occurred and is then continuing, so long as, and to the extent that, after giving effect to such payment, any principal amount is outstanding in respect of Loans made by MSMCI, then 100% of such payment shall be made to MSMCI.

(b) The amount of such payments distributed to each Lender will be calculated such that at all times that the aggregate unpaid principal amount of Loans outstanding hereunder is less than or equal to Morgan Stanley Bank’s Commitment, the Credit Exposure Percentage of Morgan Stanley Bank shall equal 100%.

(c) Except to the extent otherwise expressly provided herein, if the due date of any payment under this Loan Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

Section 3.02 Computations. Interest on the Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

Section 3.03 Requirements of Law.

(a) If any Requirement of Law (other than with respect to any amendment made to any Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Loan Agreement, its Note or any Loan made by it (excluding taxes on such Lender’s net income) or change the basis of taxation of payments to such Lender in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory Loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, Loans or other extensions of credit by, or any other acquisition of funds by, any office of any Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on any Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, participating in, continuing or maintaining any Loan or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to such Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, each Borrower shall either (i) promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction or (ii) at its sole option and discretion, prepay all Loans as may be outstanding and terminate this Loan Agreement. If the Borrowers prepay all outstanding Loans and terminate this Loan Agreement as provided in (ii) of the prior sentence, then such Lender shall reimburse the Borrowers a pro rata portion of the facility fee paid to such Lender pursuant to Section 3.04, based upon the number of days elapsed from the Effective Date to the date of termination.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this Article, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Borrowers shall be conclusive in the absence of manifest error.

Section 3.04 Facility Fee.

The Borrowers agree to pay to the Agent for the account of the Lenders, on or prior to the execution of this Loan Agreement, a facility fee of $3,000,000, such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the account of the Agent set forth in Section 3.01(a) hereof.

ARTICLE IV

COLLATERAL SECURITY.

Section 4.01 Collateral; Security Interest.

(a) Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Loan Documents as exclusive bailee and agent for the Agent on behalf of the Lenders pursuant to terms of the Custodial Agreement and shall deliver Trust Receipts (as defined in the Custodial Agreement) to the Agent, each to the effect that it has reviewed such Mortgage Loan Documents in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Mortgage Loan Documents as so reviewed.

(b) All of each Borrower’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i) all Mortgage Loans;

(ii) all Mortgage Loan Documents, including, without limitation, all promissory notes and all Servicing Records, Servicing Agreements and any other collateral pledged or otherwise relating to such Mortgage Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs (subject to any restrictions on transfer under any related licensing agreement), accounting records and other books and records relating thereto, including electronic records;

(iii) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loan and all claims and payments thereunder;

(iv) all other insurance policies and insurance proceeds relating to any Mortgage Loan or the related Mortgaged Property;

(v) all Interest Rate Protection Agreements, relating to or constituting any and all of the foregoing;

(vi) the Controlled Accounts and all monies from time to time on deposit in the Controlled Accounts;

(vii) all collateral, however defined, under any other agreement between a Borrower or any of its Affiliates on the one hand and any Lender or any of its Affiliates on the other hand;

(viii) all “general intangibles”, “accounts” and “chattel paper” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(ix) any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(c) Each Borrower hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral to the Agent, for the ratable benefit of the Lenders, to secure the MS Indebtedness including, without limitation, the repayment of principal of and interest on all Loans and all other amounts owing to the Lenders hereunder, under the Notes and under the other Loan Documents (collectively, the “Secured Obligations”). Each Borrower agrees to mark its computer records and tapes to evidence the interests granted hereunder to the Agent, for the ratable benefit of the Lenders.

Section 4.02 Further Documentation. At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Borrowers, the Borrowers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. Each Borrower also hereby authorizes the Agent to file any such financing or continuation statement without the signature of any Borrower to the extent permitted by applicable law. A photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

Section 4.03 Changes in Locations, Names, etc. The Borrowers shall not (i) change the location of its chief executive office/chief place of business from that specified in Article VI hereof, (ii) change its name, identity or corporate structure (or the equivalent), or change the location where it maintains its records with respect to the Collateral or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Agent at least 30 days prior written notice thereof and shall have delivered to the Agent all Uniform Commercial Code financing statements and amendments thereto as the Agent shall request and taken all other actions deemed necessary by the Agent to continue its perfected status in the Collateral with the same or better priority.

Section 4.04 Agent’s Appointment as Attorney-in-Fact.

(a) Each Borrower hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Borrower and in the name of such Borrower or in its own name, from time to time in the Agent’s discretion, for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, such Borrower hereby gives the Agent the power and right, on behalf of such Borrower, without assent by, but with notice to such Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of such Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against such Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent’s option and such Borrower’s expense, at any time, and from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Agent’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as such Borrower might do.

Each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) Each Borrower also authorizes the Agent, at any time and from time to time, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and to file any initial financing statements, amendments thereto and continuation statements with or without the signature of any Borrower as authorized by applicable law, as applicable to all or any part of the Collateral.

(c) The powers conferred on the Agent pursuant to this Section 4.04 are solely to protect the Lenders’ interests in the Collateral and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Agent nor any of its officers, directors, or employees shall be responsible to the Borrowers for any act or failure to act hereunder, except for its own gross negligence, bad faith or willful misconduct.

Section 4.05 Performance by Agent of Borrowers’ Obligations. If any Borrower fails to perform or comply with any of its agreements contained in the Loan Documents and the Agent itself performs or complies, or otherwise causes performance or compliance, with such agreement, the expenses of the Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the

Post-Default Rate, shall be payable by the Borrowers to the Agent on demand and shall constitute Secured Obligations.

Section 4.06 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Borrowers consisting of cash, checks and other near-cash items shall be held by the Borrowers in trust for the Agent for the ratable benefit of the Lenders, segregated from other funds of the Borrowers, and shall forthwith upon receipt by the Borrowers be turned over to the Agent in the exact form received by the Borrowers (duly endorsed by the Borrowers to the Agent, if required) and (b) any and all such proceeds received by the Agent (whether from the Borrowers or otherwise) may, in the sole discretion of the Agent, be held by the Agent as collateral security for, and/or then or at any time thereafter may be applied by the Agent against, the Secured Obligations (whether matured or unmatured), such application to be in such order as the Agent shall elect. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be paid over to the Borrowers or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.

Section 4.07 Remedies. If a Default shall occur and be continuing, the Agent may, at its option and at the Borrowers’ expense, enter into one or more Interest Rate Protection Agreements covering all or a portion of the Mortgage Loans pledged to the Agent, for the benefit of the Lenders hereunder, and the Borrowers shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Agent relating to or arising out of such Interest Rate Protection Agreements; including, without limitation, any losses resulting from such Interest Rate Protection Agreements. If an Event of Default shall occur and be continuing, the Agent may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Agent without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrowers or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Agent or elsewhere upon such terms and conditions and at such prices as it may deem best in its good faith judgment, for cash or on credit or for future delivery without assumption of any credit risk. The Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrowers, which right or equity is hereby waived or released. The Borrowers further agree, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places that the Agent shall reasonably select, whether at the Borrowers’ premises or elsewhere. The Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Agent may elect, and only after such application and after the payment by the Agent of any other amount required or permitted by any provision of law, including, without limitation, Section 9-608(a)(l)(c) of the Uniform Commercial Code, need the Agent account for the surplus, if any, to the Borrowers. To the extent permitted by applicable law, each Borrower waives all claims, damages and demands it may acquire against the Agent or any Lender arising out of the exercise by the Agent or any Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence, bad faith or willful misconduct of the Agent or such Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Borrowers shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.06(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by the Agent to collect such deficiency.

Section 4.08 Limitation on Duties Regarding Preservation of Collateral. The Agent’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. Neither the Agent, any Lender nor any of their respective directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrowers or otherwise.

Section 4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

Section 4.10 Release of Security Interest. Upon termination of this Loan Agreement and repayment to the Lenders of all Secured Obligations and the performance of all obligations under the Loan Documents, the Agent shall release its security interest in any remaining Collateral.

ARTICLE V

CONDITIONS PRECEDENT.

Section 5.01 Initial Loan. The obligation of MSMCI to continue the Loans made pursuant to the Existing Loan Agreement and the obligation of each Lender to make Loans hereunder is subject to the satisfaction of the condition precedent that the Agent shall have received all of the following items, each of which shall be satisfactory to the Agent and its counsel in form and substance:

(a) Loan Documents.

(i) Loan Agreement. This Loan Agreement, executed and delivered by a duly authorized officer of each of the Borrowers and the Guarantor;

(ii) Notes. For each Lender, a Note, executed and delivered by a duly authorized officer of each of the Borrowers;

(iii) Custodial Agreement. The Custodial Agreement, executed and delivered by a duly authorized officer of the Borrowers and the Custodian; and

(iv) Amendment to Control Agreement. An amendment to the Control Agreement, substantially in the form of Exhibit J hereto, executed and delivered by the parties thereto.

(v) New Century Guaranty. The New Century Guaranty, executed and delivered by a duly authorized officer of the Guarantor.

(b) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each Borrower and the Guarantor (or a certificate from a Responsible Officer of each Borrower and the Guarantor that there have been no amendments to the charter or by-laws (or equivalent documents) since the date on which such documents were previously delivered under the Existing Loan Agreement) and of all corporate or other authority for each Borrower and the Guarantor with respect to the execution, delivery and performance of the Loan Documents to which it is a party, and each other document to be delivered by the Borrowers and the Guarantor from time to time in connection with the Loan Documents (and the Lenders may conclusively rely on such certificate until it receives notice in writing from the Borrowers or the Guarantor to the contrary).

(c) Legal Opinions. Legal opinions of inside and outside counsels to the Borrowers and the Guarantor, substantially in the forms attached hereto as Exhibit C-1 and C-2, respectively.

(d) Trust Receipt and Mortgage Loan Schedule and Exception Report. A Trust Receipt, substantially in the form of Annex 2 of the Custodial Agreement, dated the Effective Date, from the Custodian, duly completed, with a Mortgage Loan Schedule and Exception Report attached thereto.

(e) Servicing Agreement(s). Any Servicing Agreement, certified as a true, correct and complete copy of the original together, with a fully executed Servicer Notice and, if the Servicer is a Borrower or an Affiliate of a Borrower, the letter of the applicable Servicer consenting to termination of such Servicing Agreement, without charge, upon the occurrence of an Event of Default.

(f) Lien Searches and Actions to Perfect Liens. The Agent shall have received the results of a recent search conducted by a Person satisfactory to the Agent with respect to any liens which may have been filed against any of the Collateral, and the results of such search shall be satisfactory to the Agent. The Borrowers shall have taken all such action as the Agent shall deem necessary or advisable (including, without limitation, the authorization and execution of Uniform Commercial Code financing, continuation or amendment statements) to perfect, continue or otherwise ensure perfection of the security interests granted in favor of the Agent under the Loan Documents.

(g) [Reserved]

(h) Facility Fee. The facility fee as contemplated by Section 3.04.

(i) Financial Statements. The financial statements referenced in Section 6.02.

(j) Underwriting Guidelines. A certified copy of the Underwriting Guidelines, which shall be in form and substance satisfactory to the Agent.

(k) Consents, Licenses, Approvals, etc. Copies certified by the Borrowers of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrowers of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(l) Other Documents. Such other documents as the Agent may reasonably request.

Section 5.02 Initial and Subsequent Loans. The making of each Loan to the Borrowers (including the initial Loan) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Representations and Warranties. Both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Borrowers in Article VI and Schedules 1 and 2 hereof, and elsewhere in each of the Loan Documents, shall be true, correct and complete on and as of the date of the making of such Loan in all material respects (in the case of the representations and warranties in Section 6.10 and Schedules 1 and 2, solely with respect to Mortgage Loans included in the Borrowing Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). The Agent shall have received an officer’s certificate signed by a Responsible Officer of each Borrower certifying as to the truth, accuracy and completeness of the above, which certificate shall specifically include a statement that each Borrower is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions.

(c) Borrowing Base. The aggregate outstanding principal amount of the Loans shall not exceed the Borrowing Base.

(d) Due Diligence. Subject to the Agent’s right to perform one or more Due Diligence Reviews pursuant to Section 11.15 hereof, the Agent shall have completed its due diligence review of the Mortgage Loan Documents for each Loan and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Mortgage Loans as the Agent in its sole discretion deems appropriate to review and such review shall be satisfactory to the Agent in its sole discretion.

(e) Mortgage Loan Schedule and Exception Report. The Agent shall have received from the Custodian a Mortgage Loan Schedule and Exception Report with Exceptions as are acceptable to the Agent in its sole discretion in respect of Eligible Mortgage Loans to be pledged hereunder on such Business Day.

(f) Release Letter. If applicable, the Agent shall have received from the applicable Borrower a Warehouse Lender’s Release Letter substantially in the form of Exhibit E-2 hereto (or such other form acceptable to the Agent) or a Seller’s Release Letter substantially in the form of Exhibit E-1 hereto (or such other form acceptable to the Agent) covering each Mortgage Loan to be pledged to the Agent, for the ratable benefit of the Lenders.

(g) Fees and Expenses. The Agent shall have received all fees and expenses of counsel to the Agent as contemplated by Section 11.03, which amount, at the Agent’s option, may be netted from any Loan advanced under this Agreement.

(h) No Market Events. None of the following shall have occurred and/or be continuing:

(i) an event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in any Lender not being able to finance any Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(ii) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in any Lender not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(iii) there shall have occurred a material adverse change in the financial condition of any Lender which affects (or can reasonably be expected to affect) materially and adversely the ability of such Lender to fund its obligations under this Loan Agreement;

provided, however, that if any such events shall have occurred or be continuing and any Lender shall have determined, in its sole discretion, to not make any additional Loans, then such Lender shall reimburse the Borrowers a pro rata portion of the facility fee paid to such Lender pursuant to Section 3.04 based upon the number of days elapsed from the Effective Date to date of such determination.

(i) No Morgan Stanley Downgrade. Morgan Stanley & Co.’s unsecured long-term debt rating, as calculated by S&P or Moody’s, has not been lowered or downgraded to a rating below “A-”, as indicated by S&P, or below “A3”, as indicated by Moody’s.

(j) Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Agent, for the ratable benefit of the Lenders, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Agent determines such filings are necessary in its sole discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; provided, that assignments of the Mortgages securing or related to the Mortgage Loans shall not be required to be recorded prior to the occurrence of an Event of Default.

(k) Discretionary Mortgage Loans. At least three (3) Business Days prior to a Funding Date, the Borrowers shall have provided to the Agent a certification as to the reason why a Discretionary Mortgage Loan has not been previously disposed of by the Borrowers and the Agent shall have approved of the inclusion of such Discretionary Mortgage Loan in the Mortgage Loan Schedule and Exception Report to be pledged hereunder on such Funding Date.

Each request for a borrowing under this Loan Agreement shall constitute a certification by the Borrowers that all of the conditions set forth in this Article V (other than Sections 5.02(h) and (i)) have been satisfied (both as of the date of such request and as of the date of borrowing).

(l) Minimum Usage Fee. The Agent shall have received the Minimum Usage Fee, if any.

Section 5.03 Wet-Ink Transactions. The funding of each Wet-Ink Transaction on any Business Day is subject to the following further conditions precedent:

(a) Wet-Ink Aged Report. The Agent shall have received from the Custodian a Wet-Ink Aged Report in form and substance satisfactory to the Lender; and

(b) Wet Aging. A Borrowing Base Deficiency shall not have occurred and be continuing because of the inclusion of Nine-Day Aged Wet-Ink Mortgage Loans in the Borrowing Base.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to the Agent and the Lenders that throughout the term of this Loan Agreement:

Section 6.01 Existence. Each Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

Section 6.02 Financial Condition. Each of the Borrowers and the Guarantor has heretofore furnished to the Agent a copy of (i) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of the Borrowers ended December 31, 2003 and the related consolidated statements of income and retained earnings and of cash flows for the Borrowers, the Guarantor and their consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of KPMG, LLC and (ii) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the three most recently ended quarterly fiscal periods of the Borrowers and the related consolidated statements of income and retained earnings and of cash flows for the Borrowers, the Guarantor and their consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements fairly present, in all material respects, the consolidated financial condition of the Borrowers, the Guarantor and their Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since the date of the most recently delivered financials, there has been no material adverse change in the consolidated business, operations or financial condition of the Borrowers, the Guarantor and their consolidated Subsidiaries taken as a whole from that set forth in said financial statements.

Section 6.03 Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to each Borrower’s knowledge, threatened) or other legal or arbitrable proceedings affecting the Borrowers or any of its Affiliates or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000, (iii) which, individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.

Section 6.04 No Breach. Neither (a) the execution and delivery of the Loan Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of any Borrower, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which any Borrower or any of its Affiliates is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to this Loan Agreement) upon any Property of any Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

Section 6.05 Action. Each Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by each Borrower of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by the Borrowers and constitutes a legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms.

Section 6.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Borrowers of the Loan Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Loan Agreement.

Section 6.07 Margin Regulations. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

Section 6.08 Taxes. Each Borrower and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of each Borrower, adequate.

Section 6.09 Investment Company Act. No Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.10 Collateral; Collateral Security.

(a) No Borrower has assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan or other Collateral to any other Person, and immediately prior to the pledge of each Mortgage Loan or any other Collateral to the Agent, a Borrower was the sole owner of such Mortgage Loan or such other Collateral and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of the Agent, for the benefit of the Lenders hereunder. No Mortgage Loans or other Collateral pledged to the Agent, for the benefit of the Lenders hereunder, was acquired (by purchase or otherwise) by a Borrower from any Affiliate of any Borrower, other than those Mortgage Loans or other Collateral which were acquired by NC

Capital pursuant to (i) the Mortgage Loan Purchase and Servicing Agreement, dated December 1, 1998, between NC Capital and New Century Mortgage Corporation or (ii) the Mortgage Loan Purchase and Servicing Agreement, dated July 1, 2001, between Worth Funding Incorporated and New Century Mortgage Corporation, unless such acquisition (by purchase or otherwise) is evidenced by a sale agreement and an assignment of rights thereunder to the Agent, in each case, in form and substance acceptable to the Agent, and the applicable Borrower and its Affiliates file or have filed in all relevant jurisdictions, UCC-1 financing statements reflecting the transfer of such Mortgage Loan to such Borrower, together with the assignment of such interest described in such financing statement to the Agent.

(b) The provisions of this Loan Agreement are effective to create in favor of the Agent, for the ratable benefit of the Lenders, a valid security interest in all right, title and interest of each Borrower in, to and under the Collateral.

(c) Upon receipt by the Custodian of each Mortgage Note, endorsed in blank by a duly authorized officer of the relevant Borrower, the Agent shall have a fully perfected first priority security interest therein, in the Mortgage Loan evidenced thereby and in the relevant Borrower’s interest in the related Mortgaged Property.

(d) Upon the filing of financing statements on Form UCC-1 naming the Agent as “Secured Party” and each Borrower as “Debtor” and describing the Collateral in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will continue to constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrowers in, to and under such Collateral which can be perfected by filing under the Uniform Commercial Code.

Section 6.11 Chief Executive Office/Jurisdiction of Organization. On the Effective Date, and during the four months immediately preceding the Effective Date, each Borrower’s chief executive office, is, and has been, located at 18400 Von Karman, Suite 1000, Irvine, California 92612. On the Effective Date, each Borrower’s jurisdiction of organization is California.

Section 6.12 Location of Books and Records. The location where each Borrower keeps its books and records, including all computer tapes and records relating to the Collateral is its chief executive office.

Section 6.13 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Borrower to the Agent in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Borrower to the Agent in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of each Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing, furnished to the Agent for use in connection with the transactions contemplated hereby or thereby.

Section 6.14 ERISA. Each Plan to which each Borrower or its Subsidiaries make direct contributions, and, to the knowledge of each Borrower, each other Plan and each Multiemployer Plan is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which the Borrowers would be under an obligation to furnish a report to the Agent under Section 7.01(d) hereof.

Section 6.15 Subsidiaries. Schedule 3 sets forth the name of each direct or indirect Subsidiary of each Borrower and of the holders of Capital Stock of each Borrower, its form of organization, its jurisdiction of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders.

ARTICLE VII

COVENANTS OF THE BORROWERS.

The Borrowers covenant and agree with the Agent and the Lenders that, so long as any Loan is outstanding, and until payment in full of all Secured Obligations:

Section 7.01 Financial Statements. The Borrowers shall deliver to the Agent:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, the consolidated balance sheets of the Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Guarantor and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making, the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(b) as soon as available and in any event within 30 days after the end of each calendar month, the unaudited consolidated balance sheets of the Guarantor and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Guarantor and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by (i) a certificate of a Responsible Officer of the Guarantor, which certificate shall state that said consolidated financial statement fairly represents the consolidated financial condition and results of operation of the Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as of the end of, and for, such month (subject to normal year-end audit adjustments) and (ii) the Board Report.

(c) from time to time such other information regarding the financial condition, operations, or business of each Borrower or the Guarantor as the Agent may reasonably request; and

(d) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Borrower knows, or with respect to any Plan or Multiemployer Plan to which any Borrower or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of any Borrower setting forth details respecting such event or condition and the action, if any, that any Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by each Borrower or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided, that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Borrower or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by any Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the Plan and trust of which such Plan is a part if any Borrower or an ERISA Affiliate fails to provide timely security to such Plan if and as required by the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA.

Each Borrower will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of such Borrower to the effect that, to the best of such Responsible Officer’s knowledge, such Borrower during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing, the same in reasonable detail and describing the action such Borrower has taken or proposes to take with respect thereto).

Section 7.02 Litigation. The Borrowers will promptly, and in any event within ten (10) days after service of process on any of the following, give to the Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Borrowers or any of their Subsidiaries or affecting, any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000, (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act and any rules thereunder.

Section 7.03 Existence, etc. Each Borrower will:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided, that nothing in this Section 7.03(a) shall prohibit any transaction expressly permitted under Section 7.04 hereof);

(b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all Prescribed Laws, environmental laws and all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d) change its jurisdiction of organization from the jurisdiction referred to in Section 6.11 unless it shall have provided the Agent 30 days’ prior written notice of such change;

(e) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(f) permit representatives of the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Agent.

Section 7.04 Prohibition of Fundamental Changes. No Borrower shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that each Borrower may merge or consolidate with (a) any wholly-owned subsidiary of such Borrower or (b) any other Person if such Borrower is the surviving corporation and such Borrower’s Net Worth would not be affected by such merger or consolidation and provided further, that if after giving effect thereto, no Default would exist hereunder.

Section 7.05 Borrowing Base Deficiency. If at any time there exists a Borrowing Base Deficiency the Borrowers shall cure same in accordance with Section 2.07 hereof.

Section 7.06 Notices. The Borrowers shall give notice to the Agent:

(a) promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b) with respect to any Mortgage Loan pledged to the Agent, for the benefit of the Lenders hereunder, immediately upon receipt of any principal prepayment (in full or partial) of such pledged Mortgage Loan;

(c) with respect to any Mortgage Loan pledged to the Agent, for the benefit of the Lenders hereunder, immediately upon receipt of notice or knowledge that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Collateral Value of such pledged Mortgage Loan;

(d) promptly upon receipt of notice or knowledge of (i) any default related to any Collateral, (ii) any Lien or security interest (other than security interests created hereby or by the other Loan Documents) on, or claim asserted against, any of the Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect; and

(e) promptly upon any material change in the market value of any or all of each Borrower’s assets.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of each Borrower setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken or propose to take with respect thereto.

Section 7.07 Reports. The Borrowers shall provide the Agent with a quarterly report, which report shall include, among other items, (a) a summary of each Borrower’s delinquency and loss experience with respect to mortgage loans serviced by any Borrower, any Servicer or any designee of either, plus any such additional reports as the Agent may reasonably request with respect to any Borrower’s or any Servicer’s servicing portfolio or pending originations of mortgage loans and (b) a mark to market summary of any residual and/or subordinate securities held by any Borrower.

Section 7.08 Underwriting Guidelines. Without the prior written consent of the Agent, the Borrowers shall not materially amend or otherwise modify the Underwriting Guidelines. Notwithstanding the preceding sentence, in the event that any Borrower makes any amendment or modification to the Underwriting Guidelines, (i) such Borrower shall promptly deliver to the Agent a complete copy of the amended or modified Underwriting Guidelines and (ii) if such change is made without the prior written consent of the Agent, then Lender may, at its sole option and discretion, refrain from funding any additional borrowings under Section 2.03 hereof.

Section 7.09 Transactions with Affiliates. No Borrower will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Loan Agreement, (b) in the ordinary course of such Borrower’s business and (c) upon fair and reasonable terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.09 to any Affiliate. In no event shall any Borrower pledge to the Agent, for the benefit of the Lenders hereunder, any Mortgage Loan acquired by any Borrower from an Affiliate of a Borrower.

Section 7.10 Limitation on Liens. The Borrowers will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Loan Agreement, and the Borrowers will defend the right, title and interest of the Agent and the Lenders in and to any of the Collateral against the claims and demands of all persons whomsoever.

Section 7.11 Limitation on Guarantees. The Borrowers shall not create, incur, assume or suffer to exist any Guarantees (provided that acting as a co-borrower with respect to credit facilities entered into as the ordinary course of business shall not be deemed Guarantees.)

Section 7.12 Limitation on Distributions. After the occurrence and during the continuation of any Default, the Borrowers shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of the Borrowers, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of the Borrowers, either directly or indirectly, whether in cash or property or in obligations of the Borrowers or any of each Borrower’s consolidated Subsidiaries.

Section 7.13 Servicer; Servicing Tape. The Borrowers shall provide to the Agent on the tenth (10th) Business Day of each month a computer readable file containing servicing information, including, without limitation, those fields specified by the Agent from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Mortgage Loans serviced hereunder by the Borrowers or any Servicer. The Borrowers shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by the Agent.

Section 7.14 Required Filings. The Borrowers shall promptly provide the Agent with copies of all documents which the Borrowers or any Affiliates of the Borrowers are required to file with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.

Section 7.15 No Adverse Selection. The Borrowers have not selected the Collateral in a manner so as to adversely affect the Lenders’ interests.

Section 7.16 Remittance of Prepayments. The Borrowers shall remit, with sufficient detail to enable the Agent to appropriately identify the Mortgage Loan to which any amount remitted applies, to the Agent on each Remittance Date all principal prepayments that the Borrowers have received since the prior Remittance Date.

Section 7.17 Minimum Usage. If, as of the last day of any calendar month, the average outstanding principal balance of all Loans during the four (4) calendar month period ending on such day is less than $650,000,000, the Borrowers shall remit to the Agent within one (1) Business Day after receiving notice of such deficiency, the Minimum Usage Fee for such calendar month.

ARTICLE VIII

EVENTS OF DEFAULT.

Section 8.01 Events of Default.

Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) any Borrower shall default in the payment of any principal of or interest on any Loan when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment); or

(b) any Borrower shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Agent of such default, and such default shall have continued unremedied for five (5) Business Days; or

(c) any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrowers or any certificate furnished to the Agent pursuant to the provisions hereof or thereof shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Collateral Value of the Mortgage Loans; unless (i) the Borrowers shall have made any such representations and warranties with knowledge that they were materially false or-misleading at the time made or (ii) any such representations and warranties have been determined by the Agent in its sole discretion to be materially false or misleading on a regular basis); or

(d) any Borrower shall fail to comply with the requirements of Section 7.03(a), Section 7.04, Section 7.05, Section 7.06, or Sections 7.09 through 7.16 hereof; or any Borrower shall otherwise fail to comply with the requirements of Sections 7.03, 7.07 and 7.08 hereof and such default shall continue unremedied for a period of five (5) Business Days; or the Borrowers shall fail to observe or perform any other covenant or agreement contained in this Loan Agreement or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of seven (7) Business Days; or

(e) a final judgment or judgments for the payment of money in excess of $1,500,000 in the aggregate shall be rendered against any Borrower or any of its Material Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and any Borrower or any such Material Affiliate shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) any Borrower or any of its Material Affiliates shall admit in writing its inability to pay its debts as such debts become due; or

(g) any Borrower or any of its Material Affiliates shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h) a proceeding or case shall be commenced, without the application or consent of any Borrower or any of its Material Affiliates, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of any Borrower or any such Affiliate or of all or any substantial part of its property or (iii) similar relief in respect of any Borrower or any such Affiliate under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or an order for relief against any Borrower or any such Affiliate shall be entered in an involuntary case under the Bankruptcy Code; or

(i) the Custodial Agreement or any Loan Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower; or

(j) any Borrower shall grant, or suffer to exist, any Lien on any Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of the Agent, for the ratable benefit of the Lenders, or shall be Liens in favor of any Person other than the Agent; or

(k) any Borrower or any of any Borrower’s Material Affiliates shall be in default under any note, indenture, loan agreement, guaranty, swap agreement or any other contract to which it is a party in excess of $5,000,000, including, without limitation, any MS Indebtedness, which default (i) involves the failure to pay a matured obligation or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract; or

(l) any materially adverse change in the Property, business, financial condition or prospects of any Borrower or any of its Material Affiliates shall occur, in each case as determined by the Agent in its sole discretion, or any other condition shall exist which, in the Agent’s sole discretion, constitutes a material impairment of any Borrower’s ability to perform its obligations under this Loan Agreement, any Note or any other Loan Document; or

(m) MS & Co.’s unsecured long-term debt rating has been lowered or downgraded to a rating below “A-” by S&P or “A3” by Moody’s and any Borrower shall have failed to repay all amounts owing to the Lenders under this Agreement, the Notes and the other Loan Documents within ninety (90) days following such downgrade; or

(n) the discovery by the Agent of a condition or event which existed at or prior to the execution hereof and which the Agent, in its sole discretion, determines materially and adversely affects: (i) the condition (financial or otherwise) of any Borrower and the Guarantor, their Subsidiaries or Affiliates; or (ii) the ability of any Borrower to fulfill their respective obligations under this Loan Agreement; or

(o) any representation, warranty or certification made or deemed made in the New Century Guaranty by the Guarantor shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(p) the Guarantor shall fail to observe or perform any covenant or agreement contained in Section 11 of the New Century Guaranty; or

(q) any “Event of Default” shall have occurred under any other loan, repurchase or other similar agreement involving $1,000,000 or more between any Borrower (or any Affiliate of any Borrower) on the one hand and any Lender (or any Affiliate of any Lender) on the other hand.

ARTICLE IX

REMEDIES UPON DEFAULT.

Section 9.01 Remedies.

(a) An Event of Default shall be deemed to be continuing unless expressly waived by the Agent in writing. Upon the occurrence of one or more Events of Default hereunder, the obligation of each Lender to make additional Loans to the Borrowers shall automatically terminate without further action by any Person. Upon the occurrence of one or more Events of Default other than those referred to in Sections (f), (g) and (h) of Article VIII, the Agent may immediately declare the principal amount of the Loans then outstanding under the Notes to be immediately due and payable, together with all accrued and unpaid interest thereon and fees and expenses accruing under this Loan Agreement. Upon the occurrence of an Event of Default referred to in Sections (f), (g) and (h) of Article VIII, such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Notes shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

(b) Upon the occurrence of a Default, the Agent shall have the right to obtain, and the Borrowers shall deliver or cause to be delivered, on demand, physical possession of the Servicing Records and all other files of the Borrowers relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of the Borrowers or any third parties acting for the Borrowers and the Borrowers shall deliver to the Agent such assignments as the Agent shall request. The Agent shall be entitled to specific performance of all agreements of the Borrowers contained in this Loan Agreement.

ARTICLE X

THE AGENT.

Section 10.01 Appointment. Each Lender hereby irrevocably designates and appoints Morgan Stanley Mortgage Capital Inc. as the Agent of such Lender under this Loan Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Loan Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Loan Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Loan Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or any other Loan Document or otherwise exist against the Agent.

Section 10.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 10.03 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Loan Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Loan Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Loan Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Loan Agreement or any other Loan Document or for any failure of any Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Loan Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers.

Section 10.04 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to each Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. As between the Agent and the other Lenders, the Agent shall be fully justified in failing or refusing to take any action under this Loan Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. As between the Agent and the other Lenders, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Loan Agreement and the other Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than under Section 8.01 hereof) unless the Agent has received notice from a Lender or any Borrower referring to this Loan Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 10.06 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Loan Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Loan Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Borrower. Except for notices, reports and other documents expressly required to be furnished by each Borrower to the Agent hereunder or under the other Loan Documents, which the Agent must distribute promptly to the other Lenders, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower which may come into the possession of the Agent or any of its officers, directors, employees, attorneys-in-fact or Affiliates.

Section 10.07 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Credit Exposure Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Loan Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 10.08 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Agent shall have the same rights, powers and obligations under this Loan Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

Section 10.09 Successor Agent. The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders and to the Borrowers. If the Agent shall resign as Agent under this Loan Agreement and the other Loan Documents, then the Lenders shall appoint from among the Lenders a successor Agent for the Lenders, which successor Agent shall be approved by the Borrowers (unless an Event of Default has occurred and is continuing), and any such successor Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor Agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Loan Agreement or any holders of the Loans and Notes. If no successor Agent has been appointed and shall have accepted such appointment within 30 days after the retiring Agent’s giving notice of its resignation, then the retiring Agent, on behalf of the Lenders, may appoint an Agent which shall (unless an Event of Default has occurred and is continuing) be reasonably acceptable to the Borrowers. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations, under this Loan Agreement and the other Loan Documents. After any retiring Agent’s resignation as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Loan Agreement and the other Loan Documents.

ARTICLE XI

MISCELLANEOUS.

Section 11.01 Waiver. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 11.02 Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including without limitation by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party provided, that a copy of all notices given under Section 7.01 shall simultaneously be delivered to Credit Department, Morgan Stanley, 1221 Avenue of the Americas, 35th Floor, Attention: Patrick Romaine. Except as otherwise provided in this Loan Agreement and except for notices given under Article II (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 11.03 Indemnification and Expenses. The Borrowers agree to hold the Agent, each Lender and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Loan Agreement, any Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, any Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything, other than any Indemnified Party’s gross negligence, bad faith or willful misconduct. Without limiting the generality of the foregoing, the Borrowers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising, out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation, laws with respect to unfair or deceptive lending practices or Predatory Lending Practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence, bad faith or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Borrowers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrowers of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrowers. The Borrowers also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, any Note, any other Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel. The Borrowers hereby acknowledge that, notwithstanding the fact that each Note is secured by the Collateral, the obligation of the Borrowers under the Notes is a recourse obligation of the Borrowers.

The Borrowers agree to pay as and when billed by the Agent all of the out-of-pocket costs and expenses incurred by the Agent in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Notes, any other Loan Document or any other documents prepared in connection herewith or therewith, including the New Century Guaranty. The Borrowers agree to pay as and when billed by the Agent all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable and documented fees, disbursements and expenses of counsel to the Agent, (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Agent with respect to Collateral under this Loan Agreement, including, but not limited to, those costs and expenses incurred by the Agent pursuant to Sections 11.03, 11.14 and 11.15 hereof and (iii) except to the extent amounts in respect thereof have previously paid pursuant to Section 2.03, the costs of Broker Price Opinions in respect of Defaulted Mortgage Loans.

Section 11.04 Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by the Borrowers and the Lenders and any provision of this Loan Agreement may be waived by the Agent.

Section 11.05 Assignments and Participations.

(a) Subject to the approval of the Borrowers, which approval shall not be unreasonably withheld (provided that such approval shall not be required with respect to an assignment to any Affiliate of a Lender or if an Event of Default shall have occurred and is continuing) each Lender may assign and delegate to one or more Persons all or a portion of its rights and obligations under this Loan Agreement; provided, further, that none of the costs incurred by the assigning Lender or its assignee in connection therewith shall be borne by the Borrowers and the parties to each such assignment shall execute and deliver an Assignment and Acceptance substantially in the form of Exhibit I, with appropriate completions (an “Assignment and Acceptance”), along with replacement Notes executed and delivered by the Borrowers.

(b) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to it pursuant to such Assignment and Acceptance, have the rights and obligations of such Lender hereunder, and (ii) the Lender assignor thereunder shall, to the extent that any rights and obligations hereunder have been assigned and delegated by it, and accepted and assumed by the assignee pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Loan Agreement.

(c) Any Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Loan Agreement; provided, however, that (i) such Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Loan Agreement; and (iv) the Borrowers shall, to the extent otherwise required by this Loan Agreement, continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under and in respect of this Loan Agreement and the other Loan Documents. Notwithstanding the terms of Section 3.03, each participant of a Lender shall be entitled to the additional compensation and other rights and protections afforded such Lender under Section 3.03 to the same extent as such Lender would have been entitled to receive them with respect to the participation sold to such participant.

(d) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.05, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Borrowers or any of their Subsidiaries or to any aspect of the Loans that has been furnished to such Lender by or on behalf of the Borrowers or any of their Subsidiaries; provided that such assignee or participant agrees to hold such information confidential pursuant to a written agreement substantially similar to the existing agreement between the Lenders and the Borrowers and provided that such proposed assignee or participant is not a competitor of any Borrower.

(e) Any Lender may at any time create a security interest in all or any portion of its rights under this Loan Agreement (including, without limitation, the Loans owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

Section 11.06 Survival. The obligations of the Borrowers under Sections 3.03 and 11.03 hereof shall survive the repayment of the Loans and the termination of this Loan Agreement. In addition, each representation and warranty made or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lenders shall not be deemed to have waived, by reason of making, any Loan, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Lenders may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

Section 11.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

Section 11.08 Counterparts. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

Section 11.09 Loan Agreement Constitutes Security Agreement; Governing Law. This Loan Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

Section 11.10 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED; AND

AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 11.11 WAIVER OF JURY TRIAL. EACH OF THE LENDERS, THE BORROWERS AND THE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.12 Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Notes and the other Loan Documents;

(b) no Lender has any fiduciary relationship to any Borrower, and the relationship between each Borrower and each Lender is solely that of debtor and creditor; and

(c) no joint venture exists between any Lender and any Borrower.

Section 11.13 Hypothecation or Pledge of Loans. The Agent, acting at the direction of the Lenders, shall have free and unrestricted use of all Collateral and nothing in this Loan Agreement shall preclude the Agent from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral. Nothing contained in this Loan Agreement shall obligate the Agent to segregate any Collateral delivered to the Agent by the Borrowers.

Section 11.14 Servicing.

(a) Each Borrower covenants to maintain or cause the servicing of the Mortgage Loans to be maintained in conformity with accepted and prudent servicing practices in the industry for the same type of mortgage loans as the Mortgage Loans and in a manner at least equal in quality to the servicing such Borrower provides for mortgage loans which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which all the Secured Obligations have been paid in full or (iii) the transfer of servicing approved by the Agent in writing. The Agent hereby approves New Century as the initial servicer (the “Initial Servicer”) of the Mortgage Loans.

(b) If the Mortgage Loans are serviced by New Century, (i) New Century agrees that the Agent is the collateral assignee of all servicing records, including, but not limited to, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Mortgage Loans (the “Servicing Records”), and (ii) New Century grants the Agent, for the ratable benefit of the Lenders, a security interest in all servicing fees and rights relating to the Mortgage Loans and all Servicing Records to secure the obligation of New Century or its designee to service in conformity with this Section and any other obligation of New Century to the Lenders. New Century covenants to safeguard such Servicing Records and to deliver them promptly to the Agent or its designee (including the Custodian) at the Agent’s request.

(c) If the Mortgage Loans are serviced by a third party servicer (such third party servicer, the “Third Party Servicer”) the Borrowers (i) shall provide a copy of the servicing agreement to the Agent, which shall be in form and substance acceptable to the Agent (the “Servicing Agreement”), and (ii) shall provide a Servicer Notice to the Third Party Servicer substantially in the form of Exhibit G hereto (a “Servicer Notice”) and shall cause such Third Party Servicer to acknowledge and agree to the same. Any successor or assignee of a Third Party Servicer shall be approved in writing by the Agent and shall acknowledge and agree to a

Servicer Notice prior to such successor’s assumption of servicing obligations with respect to the Mortgage Loans.

(d) If the Servicer of the Mortgage Loans is a Borrower or an Affiliate of a Borrower, such Borrower shall provide to the Agent a letter to the effect that upon the occurrence of an Event of Default, the Agent may terminate any Servicing Agreement and in any event transfer servicing to the Agent’s designee, at no cost or expense to the Agent, it being agreed that such Borrower will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of the Agent.

(e) After the Funding Date, until the pledge of any Mortgage Loan is relinquished by the Custodian, (i) the Borrowers shall give prior written notice to the Agent of any proposed modification or alteration to the terms of any such Mortgage Loan and unless the Borrowers shall have received the Agent’s written approval of such modification or alteration within five (5) Business Days thereafter, in the event the Borrowers nevertheless make such modification or alteration to the terms of such Mortgage Loan thereafter, such Mortgage Loan shall thereupon have a Collateral Value equal to zero, and (ii) the Borrowers will have no obligation or right to repossess such Mortgage Loan or substitute another Mortgage Loan, except as provided in the Custodial Agreement.

(f) In the event any Borrower or its Affiliate is servicing the Mortgage Loans, such Borrower shall permit the Agent from time to time during business hours and upon prior reasonable notice (provided, that if a Default shall have occurred and be continuing, no such notice shall be required) to inspect the Borrower’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Agent that such Borrower or its Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Loan Agreement.

Section 11.15 Due Diligence Review.

(a) Mortgage Loans. The Borrowers acknowledge that the Agent has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder or otherwise, and the Borrowers agree that upon reasonable (but no less than one (1) Business Day’s) prior notice to the Borrowers or the Servicer, as the case may be, the Agent or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and Servicing Records and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Borrowers, the Servicer and/or the Custodian. The Borrowers also shall make available to the Agent a knowledgeable financial or accounting, officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Borrowers acknowledge that the Agent may make Loans to the Borrowers based solely upon the information provided by the Borrowers to the Agent in the Mortgage Loan Data File and the representations, warranties and covenants contained herein, and that the Agent, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans securing such Loan, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such

Mortgage Loan. The Agent may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Borrowers agree to cooperate with the Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of any Borrower.

(b) Borrowers. Each Borrower acknowledges that the Agent has the right to perform quarterly due diligence reviews of each Borrower’s operations, including, but not limited to, a review of (1) the financial condition of the Borrowers, (2) loan origination and servicing guidelines, and (3) other corporate due diligence matters at the discretion of the Agent. In connection therewith, the Borrowers agree that upon reasonable (but no less than two (2) Business Day’s) prior notice to the Borrowers (provided, that if a Default has occurred and is continuing, no such notice shall be required), the Agent or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of all documents, records, agreements, instruments or information relating to the Borrowers which are in possession or under the control of the Borrowers, as the Agent may reasonably request. The Borrowers shall also make available to the Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the financial condition of the Borrowers and make available to the Agent an officer of each Borrower for the purpose of answering questions respecting other corporate due diligence matters.

(c) Fees and Expenses of Due Diligence Review. The Borrowers further agree that the Borrowers shall reimburse the Agent and each Lender for any and all out-of-pocket costs and expenses incurred by the Agent or such Lender in connection with the Agent’s or such Lender’s activities pursuant to this Section 11.15.

Section 11.16 Set-Off. In addition to any rights and remedies of the Lenders provided by this Loan Agreement and by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate thereof to or for the credit or the account of any Borrower. Each Lender agrees promptly to notify the Borrowers after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.17 Intent. The parties recognize that each Loan is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

Section 11.18 Joint and Several Liability. Each Borrower hereby acknowledges and agrees that such Borrower shall be jointly and severally liable to the Lenders to the maximum extent permitted by applicable law for all representations, warranties, covenants, obligations and indemnities of the Borrowers hereunder.

Section 11.19 Replacement by Repurchase Agreement. Each Borrower hereby acknowledges and agrees that this Loan Agreement may, at any time and without any further cost to the Borrowers, in the sole discretion of the Agent, be replaced by a repurchase facility with substantially similar terms as those contained in this Loan Agreement. Each Borrower hereby agrees to take such action and execute such documents and instruments as is necessary to effectuate such conversion.

Section 11.20 Treatment of Certain Information. Notwithstanding anything to the contrary contained herein or in any other Loan Document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the Loans or any of the transactions contemplated by this Agreement or any other Loan Document (collectively, the “Transactions”), any fact relevant to understanding the federal tax treatment of the Transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided, that, except as otherwise required by law, rule or regulation, no Person may disclose the name of or identifying information with respect to any party identified herein or in any other Loan Document or any pricing terms (including the Applicable Margin and Facility Fee) or other nonpublic business or financial information (including Collateral Value and financial covenants) that is unrelated to the purported or claimed federal income tax treatment of the Transactions and is not relevant to understanding the purported or claimed federal income tax treatment of the transaction, without the prior consent of the Agent.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

NC CAPITAL CORPORATION, as a Borrower

By:	/s/ Kevin Cloyd

Name: Kevin Cloyd
Title: President

Address for Notices:

18400 Von Karman, Suite 1000 Irvine, California 92612 Attention: Ralph Flick Telecopier No.: (949) 440-7033 Telephone No.: (949) 225-7817

NEW CENTURY MORTGAGE CORPORATION, as a Borrower

By:	/s/ Kevin Cloyd

Name: Kevin Cloyd
Title: President

Address for Notices:

18400 Von Karman, Suite 1000 Irvine, California 92612 Attention: Ralph Flick Telecopier No.: (949) 440-7033 Telephone No.: (949) 225-7817

MORGAN STANLEY BANK, as a Lender

By:	/s/ Andrew B. Neuberger

Name: Andrew B. Neuberger
Title: Vice President

Address for Notices:

2500 Lake Boulevard West Valley City, Utah 84120 Attention: Richard Felix Telecopier No.: (801) 902-4055 Telephone No.: (801) 902-4087

MORGAN STANLEY MORTGAGE CAPITAL INC., as a Lender and as Agent

By:	/s/ Andrew B. Neuberger

Name: Andrew B. Neuberger
Title: Vice President:

Address for Notices:

1221 Avenue of the Americas New York, NY 10020 Attention: Andy Neuberger Telecopier No.: (212) 762-9495 Telephone No.: (212) 762-6401

Schedule 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

PART I - REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH ELIGIBLE RESIDENTIAL MORTGAGE LOAN

As to each residential Mortgage Loan included in the Borrowing Base on a Funding Date (and the related Mortgage, Mortgage Note, Assignment of Mortgage and Mortgaged Property), the Borrowers shall be deemed to make the following representations and warranties to each of the Lenders and the Agent as of such date and as of each date Collateral Value is determined (certain defined terms used herein and not otherwise defined in the Loan Agreement appearing, in Part III to this Schedule 1):

(a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule with respect to the Mortgage Loan is complete, true and correct in all material respects.

(b) No Outstanding Charges. Other than delinquencies in payment of principal or interest in respect of the 30+ Delinquent Mortgage Loans, 60+ Delinquent Mortgage Loans and Defaulted Mortgage Loans, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. No Borrower nor the Qualified Originator from which any Borrower acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

(c) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect from the date of origination except by a written instrument which has been recorded, if necessary, to protect the interests of the Lenders, and which has been delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File

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delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.

(d) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable. in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. Each Borrower has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding

(e) No Retail Installment Contracts. The Mortgage Loan is not a retail installment contract for goods or services or a home improvement loan for goods or services, which would be either “consumer credit contracts” or “purchase money loans” as such terms are defined in 16 C.F.R. Section 433.1.

(f) No Implied Warranty. The Mortgagor on the Mortgage Loan does not have a claim or defense against the Borrowers or any assignor or assignee of the Borrowers under any express or implied warranty with respect to goods or services provided in connection with the Mortgage Loan.

(g) Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by each Borrower as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons owning like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “Hazard Insurance Policy”) contain a standard mortgagee clause naming the Borrowers, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by the

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Borrowers. All accrued premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” Hazard Insurance Policy covering a condominium, or any Hazard Insurance policy covering the common facilities of a planned unit development. The Hazard Insurance Policy is the valid and binding obligation of the insurer and is in full force and effect. The Borrowers have not engaged in, and have no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by the Borrowers.

(h) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Borrowers shall maintain or shall cause its agent to maintain in its possession, available for the inspection of the Lender, and shall deliver to the Lender, upon demand, evidence of compliance with all such requirements.

(i) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Borrowers have not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor have the Borrowers waived any default resulting from any action or inaction by the Mortgagor.

(j) Location and Type of Mortgaged Property. The Mortgaged Property is fee simple property located in a state identified in the Mortgage Loan Schedule. The Mortgaged Property consists of a real property with a detached single family residence erected thereon, or a two-to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development, a manufactured home; provided, however, that any condominium unit or planned unit development shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a “Manufactured Home Mortgage Loan”), (i) such Manufactured Home Mortgage Loan conforms with the applicable FNMA or FHLMC requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a

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Mortgage properly filed in an appropriate public recording office and naming a Borrower as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located and (v) such Manufactured Home Mortgage Loan is (a) a qualified mortgage under Section 860G(a)(3) of the Code and (y) secured by a manufactured housing treated as a single residence under Section 25(e)(10) of the Code. No portion of the Mortgaged Property is used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes so long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.

(k) Valid Lien. The Mortgage is a valid, subsisting, enforceable and perfected first or second lien on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

1. the lien of current real property taxes and assessments not yet due and payable;

2. in the case of any Mortgage Loan with a second lien position, a first lien on such Mortgaged Property and subject, in all cases, to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to second mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such mortgage;

3. covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

4. other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first or second lien and first or second priority security interest on the property described therein and the Borrowers have full right to pledge and assign the same to the Agent.

(l) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or Guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid

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and binding obligation of the maker thereof enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. The Borrower has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(m) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(n) Ownership. The applicable Borrower is the sole owner and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Borrower has good, indefeasible and marketable title thereto, and has full right to transfer, pledge and assign the Mortgage Loan to the Agent free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge each Mortgage Loan pursuant to this Loan Agreement and following the pledge of each Mortgage Loan, the Agent will hold such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Loan Agreement.

(o) Title Insurance. The Mortgage Loan is covered by an ALTA lender’s title insurance policy or, with respect to the Mortgaged Properties located in California, a CLTA lender’s title insurance policy, or other generally acceptable form of policy of insurance acceptable to FNMA or FHLMC, issued by a title insurer acceptable to FNMA or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring each Borrower, its successors and assigns as to the first or second priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment, subject only to the exceptions contained in clauses (1), (3) and (4) and, with respect to each Second Lien Mortgage Loan clause (2), of paragraph (k) of this

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Part I of this Schedule 1. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exemptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The applicable Borrower, its successors and assigns, are the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect upon the consummation of the transactions contemplated by this Loan Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the Mortgage, including the Borrowers, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by the Borrowers.

(p) No Defaults. Other than delinquencies in payment of principal or interest in respect of the 30+ Delinquent Mortgage Loans and 60+ Delinquent Mortgage Loans, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Borrowers nor, to the Borrowers’ knowledge, any of their predecessors have waived any default, breach, violation or event of acceleration.

(q) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under applicable law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(r) Location of Improvements: No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building, law, ordinance or regulation.

(s) Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority or (b) the following requirements have been met with respect to the Mortgage Loan: the Mortgage Loan meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Borrowers, using

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application forms and related credit documents approved by the Borrowers, (ii) the Borrowers approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Borrowers agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Borrowers and (iv) such Mortgage Loan was actually funded by the Borrowers and was purchased by the Borrowers at closing or soon thereafter. No Mortgage Loan contains terms or provisions which would result in negative amortization. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date equal to the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from the commencement of amortization.

(t) LTV; CLTV. No Mortgage Loan that is secured by a first mortgage lien on the Mortgaged Property has an LTV greater than 95%, other than Eligible Mortgage Loans pledged to the Agent, for the ratable benefit of the Lenders, and included in the Borrowing Base which are secured by a first mortgage lien on a Mortgaged Property that (i) have an LTV greater than 95% and equal to or less than 100% and (ii) have a minimum FICO Score of 620; provided, the aggregate unpaid principal balance of all such Mortgage Loans included in the Borrowing Base shall at no time exceed 3% of the aggregate principal amount of all Loans then outstanding. No Mortgage Loan that is secured by a second mortgage lien on the Mortgaged Property has a CLTV greater than 100%.

(u) Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(v) Conformance with Underwriting Guidelines and Agency Standards. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines. The Mortgage Note and Mortgage are on forms similar to those used by FHLMC or FNMA and the Borrowers have not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

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(w) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (k) above.

(x) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or the Agent to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(y) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan (other than Wet-Ink Mortgage Loans) have been delivered to the Custodian. A Borrower or its agent is in possession of a complete, true and accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to the Custodian.

(z) Transfer of Mortgage Loans. The Assignment of Mortgage is in recordable form and is acceptable for recording, under the laws of the jurisdiction in which the Mortgaged Property is located.

(aa) Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(bb) No Buydown Provisions: No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate accounts established by the Borrowers, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(cc) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Funding Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to FNMA and FHLMC. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

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(dd) Mortgaged Property Undamaged. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Borrowers have no knowledge of any such proceedings.

(ee) Collection Practices: Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and the Borrowers with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Borrowers and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Borrowers have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(ff) Conversion to Fixed Interest Rate. With respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(gg) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Borrowers or by any officers, directors, or employees of the Borrowers or any designees of the Borrowers or any corporations in which the Borrowers or any officers, directors, or employees had a financial interest at the time of placement of such insurance.

(hh) Servicemembers Civil Relief Act. The Mortgagor has not notified the Borrowers, and the Borrowers have no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003 (formerly known as the Soldiers’ and Sailors’ Civil Relief Act of 1940).

(ii) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the applicable Borrower, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof,

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and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of FNMA or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

(jj) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and the Borrowers maintain such statement in the Mortgage File.

(kk) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(ll) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Funding Date (whether or not known to the Borrowers on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence or fraud of any Borrower, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(mm) Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(nn) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Borrower has not financed nor do they own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(oo) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to the Borrowers or any Affiliates or correspondents of the Borrowers.

(pp) Withdrawn Mortgage Loans. If the Mortgage Loan has been released to the Borrowers pursuant to a Request for Release as permitted under Section 5 of the Custodial Agreement, then the promissory note relating to the Mortgage Loan was

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returned to the Custodian within 15 days (or if such tenth day was not a Business Day, the next succeeding Business Day).

(qq) Origination Date. Each Mortgage Loan that is not a Defaulted Mortgage Loan or a Discretionary Mortgage Loan was originated within 120 days prior to the related Funding Date and each Mortgage Loan that is a Defaulted Mortgage Loan was originated within twelve (12) months prior to the related Funding Date.

(rr) Qualified Originator. The Mortgage Loan has been originated by, and, if applicable, purchased by the Borrowers from, a Qualified Originator.

(ss) Mortgage Submitted for Recordation. If an Event of Default under the Loan Agreement has occurred, the Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(tt) Riegle Act. None of the Mortgage Loans are classified as “high cost” loans under the Home Ownership and Equity Protection Act of 1994.

(uu) Second Lien Mortgages. The related first Lien on the Mortgage Loan does not require a consent from the holder of the first Lien, or if such a consent is required, it has been obtained and is contained in the Mortgage File. The Borrowers have not received notice of a default of the related first Lien which has not been cured.

(vv) Section 32 Mortgage Loan. The Mortgage Loan is not a Section 32 Mortgage Loan.

(ww) First Payment Defaults. Any default by a Mortgagor in the payment of the initial payment due on the Mortgage Loan was cured on or before the date on which the second payment was due in respect of such Mortgage Loan.

PART II - REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ALL ELIGIBLE RESIDENTIAL MORTGAGE LOANS

As to all Mortgage Loans included in the Borrowing Base on a Funding Date (and the related Mortgages, Mortgage Notes, Assignments of Mortgage and Mortgaged Properties), the Borrowers shall be deemed to make the following representations and warranties to each of the Lenders and the Agent as of such date and as of each date Collateral Value is determined (certain defined terms used herein and not otherwise defined in the Loan Agreement appearing in Part III to this Schedule 1):

(a) Payment Current. All payments required to be made up to the Funding Date for all Mortgage Loans (other than 30+ Delinquent Mortgage Loans, 60+ Delinquent Mortgage Loans and Defaulted Mortgage Loans) under the terms of the related Mortgage Note have been made and credited. No payment required under the Mortgage Loans (other than 30+ Delinquent Mortgage Loans, 60+ Delinquent Mortgage Loans and Delinquent Mortgage Loans) are delinquent nor have any payment under the

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Mortgage Loans been delinquent at any time since the origination of such Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note; provided, however, that any Mortgage Loan that defaulted on its first Monthly Payment is current on all subsequent Monthly Payments.

(b) Location of Mortgaged Properties. To the best of the Borrowers’ knowledge, no Mortgaged Property is located within a one-mile radius of any site listed in the National Priorities List as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of hazardous waste sites which are known to contain any hazardous substance or hazardous waste.

(c) Bulk Transfer. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Borrowers pursuant to this Loan Agreement are not subject to the bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.

PART III - DEFINED TERMS

In addition to terms defined elsewhere in the Loan Agreement, the following terms shall have the following meanings when used in this Schedule 1:

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

“ALTA” means the American Land Title Association.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Assignment of Mortgage” means, with respect to any mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to reflect the assignment and pledge of the mortgage.

“Best’s” means Best’s Key Rating Guide, as the same shall be amended from time to time.

“Combined Loan-to-Value Ratio” or “CLTV” shall mean with respect to any Second Lien Mortgage Loan, the ratio (expressed as a percentage) of (a) the outstanding principal balance on the date of origination of the sum of (i) the mortgage loan constituting the first Lien plus (ii) the Second Lien Mortgage Loan to (b) the lesser of (i) the Appraised Value of

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the Mortgage property and (ii) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Escrow Payments” means with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“FHLMC” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“FNMA” means the Federal National Mortgage Association, or any successor thereto.

“Gross Margin” means with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Ground Lease” means a lease for all or any portion of the real property comprising the Mortgaged Property, the lessee’s interest in which is held by the Mortgagor of the related Mortgage Loan.

“Index” means with respect to each adjustable rate Mortgage Loan, the index set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

“Insurance Proceeds” means with respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

“Interest Rate Adjustment Date” means with respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Mortgage Note for an adjustable rate Mortgage Loan.

“Mortgage Interest Rate” means the annual rate of interest home on a Mortgage Note, which shall be adjusted from time to time with respect to adjustable rate Mortgage Loans.

“Mortgage Interest Rate Cap” means with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgagee” means the relevant Borrower or any subsequent holder of a Mortgage Loan.

1-13

“Qualified Manufactured Housing” shall mean a manufactured home so affixed to land upon which it sits that it is deemed a part of real property and treated as such for all municipal purposes in the jurisdiction in which such manufactured home is located.

“Origination Date” shall mean, with respect to each Mortgage Loan, the date of the Mortgage Note relating to such Mortgage Loan, unless such information is not provided by the Borrower with respect to such Mortgage Loan, in which case the Origination Date shall be deemed to be the date that is 40 days prior to the date of the first payment under the Mortgage Note relating to such Mortgage Loan.

“PMI Policy” or “Primary Insurance Policy” means a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Qualified Insurer” means an insurance company duly qualified as such under the laws of the states in which the Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by FNMA and FHLMC and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

“Qualified Originator” means an originator of Mortgage Loans reasonably acceptable to the Agent.

“Servicing File” means with respect to each Mortgage Loan, the file retained by the relevant Borrower consisting of originals of all documents in the Mortgage File which are not delivered to a Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

1-14

Schedule 2

FILING JURISDICTIONS AND OFFICES

1.	California

2-1

Schedule 3

SUBSIDIARIES

3-1

Schedule 4

LENDER COMMITMENTS

Lender	Commitment	Initial Advance	Unfunded Commitment[1]
Morgan Stanley Bank	$400,000,000	$400,000,000.00	$0
Morgan Stanley Mortgage Capital Inc.	$1,100,000,000	$325,839,560.13	$774,160,439.87

Total	$1,500,000,000	$725,839,560.13	$774,160,439.87

[1]	As of the Effective Date.

4-1

Exhibit A

FORM OF PROMISSORY NOTE

$[            ]

January 30, 2004

New York, New York

FOR VALUE RECEIVED, NC CAPITAL CORPORATION, a California corporation (“NC Capital”), and NEW CENTURY MORTGAGE CORPORATION, a California corporation (“New Century”, together with NC Capital, each a “Borrower” and, collectively, the “Borrowers”), hereby promises to pay, jointly and severally, to the order of [LENDER] (the “Lender”), at the principal office of Morgan Stanley Mortgage Capital Inc., Agent for the Lenders under the Loan Agreement referred to below, at 1221 Avenue of the Americas, 27th Floor, New York, New York, 10020, in lawful money of the United States, and in immediately available funds, the principal sum of [             AND 00/100 UNITED STATES DOLLARS ($            )] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrowers under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

This Note is one of the “Notes” referred to in that certain Second Amended and Restated Master Loan and Security Agreement, dated as of January 30, 2004 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), among the Borrowers, Morgan Stanley Bank, a Utah industrial loan corporation (“MSB”), as a lender, and Morgan Stanley Mortgage Capital Inc., a New York corporation, as a lender (in such capacity, together with MSB, collectively, the “Lenders”) and as agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used but not defined herein shall have the meanings specified in the Loan Agreement.

Pursuant to and subject to the terms of the Loan Agreement, the Borrowers may borrow, repay and reborrow funds until the Termination Date. In all events, the Borrowers shall repay the aggregate outstanding principal amount of all Loans plus all accrued interest thereon on the Termination Date.

Pursuant to the Loan Agreement, from time to time the Borrowers will be required to pledge additional Collateral or to prepay Loans to cure a Borrowing Base Deficiency.

The date, amount and interest rate of each Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Loans made by the Lender.

The Borrowers agree, jointly and severally, to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, each Borrower hereby acknowledges, admits and agrees that each Borrower’s obligations under this Note are recourse obligations of the Borrowers to which each Borrower pledges its full faith and credit.

The Borrowers, and any endorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against the Borrowers or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of the Borrowers, even if the Borrowers are not a party to such agreement; provided, however, that the Lender and the Borrowers, by written agreement between them, may affect the liability of the Borrowers.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, whose laws the Borrowers expressly elect to apply to this Note. The Borrowers agree that any action or proceeding brought to enforce or arising out of this Note may, be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

NC CAPITAL CORPORATION		NEW CENTURY MORTGAGE CORPORATION

By:		By:

	Name:		Name:
	Title:		Title:

SCHEDULE OF LOANS

This Note evidences Loans made under the within-described Loan Agreement to the Borrowers, on the dates, in the principal amounts and bearing interest at the rates set forth below, and subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Interest Rate	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

Exhibit B

FORM OF CUSTODIAL AGREEMENT

(See Tab 3)

B-1

Exhibit C-1

FORM OF OPINION OF IN-HOUSE COUNSEL

TO THE BORROWERS AND THE GUARANTOR

C-1-1

Exhibit C-2

FORM OF OPINION OF OUTSIDE COUNSEL

TO THE BORROWERS AND THE GUARANTOR

C-2-1

Exhibit D

FORM OF REQUEST FOR BORROWING

Second Amended and Restated Master Loan and Security Agreement, dated as of January     , 2004 (the “Loan and Security Agreement”), by and among NC Capital Corporation, (“NC Capital”) a California corporation and New Century Mortgage Corporation, a California corporation (“New Century”) and together with NC Capital, each a “Borrower” and collectively, the “Borrowers”, Morgan Stanley Bank, a Utah industrial loan corporation (“MSB”), as a lender (a “Lender”), and Morgan Stanley Mortgage Capital Inc., a New York corporation, as a lender (a “Lender”, in such capacity, together with MSB, collectively, the “Lenders”) and as agent for the Lenders (in such capacity, the “Agent”).

Lenders:	Morgan Stanley Bank

Morgan Stanley Mortgage Capital Inc.

Agent:	Morgan Stanley Mortgage Capital Inc.

Borrower:	NC Capital Corporation

Borrower:	New Century Mortgage Corporation

Requested Fund Date:

Transmission Date:

Transmission Time:

Type of Funding: (Wet or Dry)

[if Wet Funding]

Estimated Wet Funding Requirement	$

Mortgage Loans to be Pledged [if Dry Funding]	See Attached

Mortgage Loans to be Pledged –	See Attached

UPB:	$

Requested Wire Amount:	$

Wire Instructions (including relevant bank account):

Requested by:

NC CAPITAL CORPORATION		NEW CENTURY MORTGAGE CORPORATION

By:		By:

	Name:		Name:
	Title:		Title:

By:

Name:
Title:

D-2

Attachment 1

SCHEDULE OF ELIGIBLE MORTGAGE LOANS PROPOSED TO BE PLEDGED

Attachment 2

OFFICER’S CERTIFICATE

The undersigned hereby certifies to the Lender on behalf of [applicable Borrower], as of the requested Funding Date, that:

(a) no Default or Event of Default has occurred and is continuing on the date hereof nor will occur after giving effect to such Loan as a result of such Loan;

(b) each of the representations and warranties made by [applicable Borrower] in or pursuant to the Loan Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(c) [applicable Borrower] is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions.

Responsible Officer Certification:

By:

Name:
Title:

Exhibit E-1

FORM OF BORROWER’S RELEASE LETTER

[Date]

Morgan Stanley Mortgage Capital Inc.

1221 Avenue of the Americas, 27th Floor

New York, New York 10020

Attention: Peter Woroniecki

Facsimile: (212) 507-4950

Re:	Second Amended and Restated Master Loan and Security Agreement, dated as of January , 2004 (the “Loan and Security Agreement”), by and among NC Capital Corporation, a California corporation, (“NC Capital”) and New Century Mortgage Corporation, a California corporation (“New Century”) and together with NC Capital, each a “Borrower” and collectively, the “Borrowers”, Morgan Stanley Bank, a Utah industrial loan corporation (“MSB”), as a lender (a “Lender”), and Morgan Stanley Mortgage Capital Inc., a New York corporation, as a lender (a “Lender”, in such capacity, together with MSB, collectively, the “Lenders”) and as agent for the Lenders (in such capacity, the “Agent”)

Ladies and Gentlemen:

With respect to the mortgage loans described in the attached Schedule A (the “Mortgage Loans”) (a) we hereby certify to you that the Mortgage Loans are not subject to a lien of any third party and (b) we hereby release all right, interest or claim of any kind with respect to such Mortgage Loans, such release to be effective automatically without further action by any party upon payment from Morgan Stanley Mortgage Capital Inc., of the amount of the Loan contemplated under the Loan and Security Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Loan and Security Agreement.

Very truly yours,

[BORROWER]

By:

Name:
Title:

E-1-1

Exhibit E-2

FORM OF WAREHOUSE LENDER’S RELEASE LETTER

[Date]

Morgan Stanley Mortgage Capital Inc.

1221 Avenue of the Americas, 27th Floor

New York, New York 10020

Attention: Peter Woroniecki

Facsimile: (212) 507-4950

Re:	Certain Mortgage Loans Identified on Schedule A hereto and owned by [BORROWER]

The undersigned hereby releases all right, interest, lien or claim of any kind with respect to the mortgage loan(s) described in the attached Schedule A, such release to be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds of $                    , in accordance with the following wire instructions:

Very truly yours,

[WAREHOUSE LENDER]

By:

Name:
Title:

E-2-1

Exhibit F

UNDERWRITING GUIDELINES

F-1

Exhibit G

FORM OF SERVICER NOTICE

                                     , 200

[SERVICER], as Servicer

[ADDRESS]

Attention:

Re:	Second Amended and Restated Master Loan and Security Agreement, dated as of January , 2004 (the “Loan and Security Agreement”), by and among NC Capital Corporation, a California corporation (“NC Capital”) and New Century Mortgage Corporation, a California corporation (“New Century”) and together with NC Capital, each a “Borrower” and collectively, the “Borrowers”, Morgan Stanley Bank, a Utah industrial loan corporation (“MSB”), as a lender (a “Lender”), and Morgan Stanley Mortgage Capital Inc., a New York corporation, as a lender (a “Lender”, in such capacity, together with MSB, collectively, the “Lenders”) and as agent for the Lenders (in such capacity, the “Agent”)

Ladies and Gentlemen:

[SERVICER] (the “Servicer”) is servicing certain mortgage loans for the Borrowers pursuant to certain Servicing Agreements between the Servicer and the applicable Borrower. Pursuant to the Loan Agreement among the Lenders and the Borrowers, the Servicer is hereby notified that the Borrowers have granted a security interest to the Lender in certain mortgage loans which are serviced by Servicer.

Upon receipt of a Notice of Event of Default from the Agent in which the Agent shall identify the mortgage loans which are then pledged to the Agent, for the ratable benefit of the Lenders under the Loan Agreement (the “Pledged Mortgage Loans”), the Servicer shall segregate all amounts collected on account of such Pledged Mortgage Loans, hold them in trust for the sole and exclusive benefit of the Agent, and remit such collections in accordance with the Agent’s written instructions. Following such Notice of Event of Default, the Servicer shall follow the instructions of the Agent with respect to the Pledged Mortgage Loans, and shall deliver to the Agent, any information with respect to the Pledged Mortgage Loans reasonably requested by the Agent.

Notwithstanding any contrary information or direction which may be delivered to the Servicer by the Borrowers, the Servicer may conclusively rely on any information, direction or notice of an Event of Default delivered by the Agent, and the Borrowers shall indemnify and hold the Servicer harmless for any and all claims asserted against the Servicer for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default.

G-1

No provision of this letter may be amended, countermanded or otherwise modified without the prior written consent of the Agent. The Agent is an intended third party beneficiary of this letter.

Please acknowledge receipt and your agreement to the terms of this instruction letter by signing in the signature block below and forwarding an executed copy to the Agent promptly upon receipt. Any notices to the Agent should be delivered to the following, address: 1221 Avenue of the Americas, 27th Floor, New York, New York 10020; Attention: Mr. Peter Woroniecki; Telephone: (212) 537-1791, Facsimile: (212) 507-4950.

Very truly yours,

NC CAPITAL CORPORATION

By:

Name:
Title:

NEW CENTURY MORTGAGE CORPORATION

By:

Name:
Title:

ACKNOWLEDGED AND AGREED TO:

as Servicer

By

Title:
Telephone:
Facsimile:

G-2

Exhibit H

FORM OF NEW CENTURY GUARANTY

[204718]

H-1

Exhibit I

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Amended and Restated Master Loan and Security Agreement dated as of January             , 2004 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) among NC CAPITAL CORPORATION, a California corporation (“NC Capital”), NEW CENTURY MORTGAGE CORPORATION, a California corporation (“New Century”), (New Century, together with NC Capital, each a “Borrower” and collectively, the “Borrowers”), MORGAN STANLEY BANK, a Utah industrial loan corporation (“MSB”), as a lender (a “Lender”), and MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation (“MSMCI”), as a lender (a “Lender”, in such capacity, together with MSB, collectively, the “Lenders”) and as agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used but not not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

Each “Assignor” referred to on Schedule I hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule I hereto (each an “Assignee”) hereby agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule I hereto as follows:

Such Assignor hereby sells and assigns and delegates, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Loan Agreement as of the Effective Date (as hereinafter defined) equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Loan Agreement (collectively, the “Assigned Interests”).

Such Assignor:

(a) hereby represents and warrants that its name set forth on Schedule I hereto is its legal name, that it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any adverse claim;

(b) other than as provided herein, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Loan Agreement or any of the other Loan Documents, or any other instrument or document furnished pursuant thereto;

(c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their Obligations under or in respect of any of the Loan Documents, or any other instrument or document furnished pursuant thereto; and

(d) attaches the Note held by such Assignor for the Assigned Interests specified on Schedule I hereto and requests that the Borrowers exchange such Note for a new Note payable either to the order of such Assignee or to its registered assigns in an amount equal to the Assigned Interests assumed by such Assignee pursuant hereto and either to the order of such Assignor or to its registered assigns in an amount equal to the interests retained by such Assignor under the Loan Agreement, respectively, as specified on Schedule I hereto.

Such Assignee:

(a) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements referred to in Section 7.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(b) agrees that it will, independently and without reliance upon the Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement;

(c) represents and warrants that its name set forth on Schedule I hereto is its legal name;

(d) agrees that, from and after the Effective Date, it will be bound by the provisions of the Loan Agreement and the other Loan Documents and, to the extent of the Assigned Interest, it will perform in accordance with their terms all of the obligations that by the terms of the Loan Agreement are required to be performed by it as a Lender; and

(e) the effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date specified on Schedule I hereto.

As of the Effective Date, (a) such Assignee shall be a party to the Loan Agreement and, to the extent that rights and obligations under the Loan Agreement have been assigned and delegated to it pursuant to this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) such Assignor shall, to the extent that any rights and obligations under the Loan Agreement have been assigned and delegated by it pursuant to this Assignment and Acceptance, relinquish its rights (other than provisions of the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Borrowers under or in respect of the Loan Documents) and be released from its obligations under the Loan Agreement (and, if this Assignment and Acceptance covers all or the remaining rights and obligations of such Assignor under the Loan Agreement, such Assignor shall cease to be a party thereto).

Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Loan Agreement and the Note for periods prior to the Effective Date directly between themselves.

This Assignment and Acceptance shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I hereto by telecopier shall be effective as delivery of an originally executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule I hereto to be executed by their respective officers thereunto duly authorized, as of the date specified thereon.

Schedule I

to

ASSIGNMENT AND ACCEPTANCE

Percentage interest assigned		%		%		%		%		%
Amount of Maximum Credit assigned	$		$		$		$		$
Aggregate outstanding principal amount of Loans assigned	$		$		$		$		$
Principal amount of Note payable to Assignor	$		$		$		$		$
Principal amount of Note payable to Assignee	$		$		$		$		$

Effective Date:	,

Assignor

, as
Assignor
[Type or print legal name of Assignor]

By

Name:
Title:

Dated: ,

Assignee

, as
Assignee
[Type or print legal name of Assignee]

By

Name:
Title:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

Accepted and agreed:2

NC CAPITAL CORPORATION

By:

Name:
Title:

NEW CENTURY MORTGAGE CORPORATION

By:

Name:
Title:

[2]	Not required if Assignee is an Affiliate of a Lender or if an Event of Default shall have occurred and be continuing. (See Section 11.05 of the Loan Agreement.)

Exhibit J

FORM OF AMENDMENT TO CONTROL AGREEMENT

[204733]

J-1